UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Chesapeake Utilities Corporation
(Name of Registrant as Specified In Its Charter)

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[Chesapeake Utilities Corporation Logo]
909 SILVER LAKE BOULEVARD
DOVER, DELAWARE 19904

March 29, 2007

DEAR STOCKHOLDERS:

The Annual Meeting of Stockholders of Chesapeake Utilities Corporation (the "Company") will be held at 9:00 a.m. Eastern Standard Time on May 2, 2007, in the Board Room of PNC Bank, Delaware, 222 Delaware Avenue, Wilmington, Delaware, for the following purposes:

(a)	to elect three Class II Directors for three-year terms ending in 2010, and until their successors are elected and qualified;

(b)	to consider and vote upon the ratification of the Company’s independent auditors; and

(c)	to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 15, 2007 will be entitled to vote at the meeting and at any adjournment thereof.

You are cordially invited to attend the meeting. Whether you personally attend the meeting or not, it is important that all of the Company’s shares of common stock that you own are represented at the meeting. Voting your shares via the telephone, Internet, or returning your proxy card by mail will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting. We recommend that you vote your shares using one of the following convenient voting methods:

▪ Voting by Telephone. The toll-free telephone number for telephonic voting is 1-800-652-8683. You will need to have your proxy card available and should follow the instructions provided by the recorded message to vote your shares of common stock. You may call within the United States, Canada, and Puerto Rico at any time on a touch tone telephone. Telephone voting is available twenty-four hours a day, seven days a week. Telephone voting facilities for stockholders of record will close at 12:00 a.m. Eastern Standard Time on May 2, 2007. If you vote via the telephone, you should not return your proxy card.

▪ Voting by Internet. The website for internet voting is www.investorvote.com. You will need to have your proxy card available and should follow the instructions on the secured website to vote your shares of common stock. Internet voting is available twenty-four hours a day, seven days a week. Internet voting facilities for stockholders of record will close at 12:00 a.m. Eastern Standard Time on May 2, 2007. If you vote via the Internet, you should not return your proxy card.

▪ Voting by Mail. If you complete, properly sign and date the accompanying proxy card and promptly return it in the enclosed envelope, your shares will be voted as you direct.

▪ Voting by Broker. If you own stock beneficially through a bank, broker or otherwise, the institution that holds your shares will enclose telephone and internet voting instructions when sending our proxy statement to you, if these voting methods are available through the institution.

By Order of the Board of Directors,

Beth W. Cooper
Corporate Secretary

[Chesapeake Utilities Corporation Logo]
909 SILVER LAKE BOULEVARD
DOVER, DELAWARE 19904

PROXY STATEMENT

GENERAL MATTERS

This Proxy Statement is furnished by the Board of Directors of Chesapeake Utilities Corporation (the "Company") in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Standard Time on Wednesday, May 2, 2007, in the Board Room of PNC Bank, Delaware, 222 Delaware Avenue, Wilmington, Delaware 19801, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. All stockholders of record at the close of business on March 15, 2007 (the "Record Date") will be entitled to vote.

Solicitation of Proxies. Solicitation of proxies may also be made by personal interview, mail, telephone or e-mail by our directors, officers and regular employees. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries that are holders of record to forward the solicitation material to the beneficial owners of shares of our common stock and we will reimburse them for reasonable expenses incurred. In addition, the Company may engage professional proxy solicitors, although it has no present plans to do so. All costs of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the solicitation thereof, and all clerical and other expenses of solicitation will be borne by the Company. Our directors, officers and regular employees will not receive additional compensation for soliciting proxies. The Notice of Annual Meeting of Stockholders, this Proxy Statement, and the enclosed proxy card are being first sent or given to stockholders on or about March 29, 2007.

Signature of Proxies. You may vote your shares via the telephone, Internet, or you may complete, sign, date and return the accompanying proxy card in the enclosed envelope. If you hold stock in your own name as a stockholder of record and attend the Annual Meeting, you may deliver the completed proxy card in person. If you own stock beneficially through a bank, broker or otherwise, you will need to obtain a valid proxy from the institution that holds your shares of our common stock in order to have the shares voted at the Annual Meeting.

An authorized officer voting shares on behalf of a corporation should sign the accompanying proxy card in the corporate name, and immediately below this signature, indicate his or her name and title at the company. Agents, attorneys, guardians or trustees submitting a proxy card on behalf of a registered stockholder should also indicate his or her title following his or her respective signature. Stock may be registered in the name of two or more trustees or other persons. If you own stock with multiple parties, each party should sign the accompanying proxy card where appropriate. Stock may be registered in the name of a decedent. If you are an executor, or an administrator of the decedent’s estate, you should sign the accompanying proxy card where appropriate, indicate your title following your signature, and attach legal instruments showing your qualification and authority to act in this capacity.

Voting Instructions. Each proxy that is timely received, properly signed and not subsequently revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholder. If a proxy is incomplete or if you do not provide instructions, the proxy will be voted: i) FOR the election of each nominee to serve as a director of the Company, ii) FOR the ratification of our independent auditors; and iii) pursuant to the discretion of the appointed Proxies for any other action properly brought before the Annual Meeting. If you abstain or withhold your vote, your shares will be treated as not voted for purposes of determining the approval of any matter submitted to the stockholders. Broker non-votes (when a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter) will have no effect on the results of the vote on any matter set forth herein.

Revocation of Proxies. You may revoke a vote submitted by proxy at any time before voting is declared closed at the Annual Meeting. A proxy may be revoked by i) submitting another timely and later dated proxy by telephone; ii) submitting another timely and later dated proxy by Internet; iii) delivery of a subsequent proxy executed by the same person that executed the prior proxy; iv) delivery of a written statement to the Corporate Secretary of the Company stating that the proxy is revoked; or v) attendance at the Annual Meeting and voting in person.

Voting Required for Approval. As of the Record Date, 6,717,348 shares of our common stock, the only outstanding class of voting equity securities, were outstanding. Each share of common stock is entitled to one vote on each matter submitted to a vote of stockholders. As of the Record Date, our executive officers and directors had the power to vote approximately 4.05% of the outstanding shares of our common stock. The executive officers and directors have advised us that they intend to vote their shares of common stock FOR the proposals contained herein, and to vote pursuant to the discretion of the appointed Proxies for any other action properly brought before the Annual Meeting.

Quorum. A quorum for the transaction of business at the Annual Meeting requires the presence, in person or represented by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date. Votes cast in person or by proxy at the Annual Meeting will be tabulated by our Inspector of Elections and a determination will be made as to whether a quorum is present. If you abstain or withhold your vote, your shares will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will be counted as present at the Annual Meeting for quorum purposes, but not voted.

Annual Report. The Annual Report to Stockholders, covering our fiscal year ended December 31, 2006, is enclosed herewith. The Annual Report provides financial information to our stockholders. This report should not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”) or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent it is specifically incorporated by reference).

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PROPOSALS

Election of Directors (Proposal 1)

The entire Board of Directors of the Company consists of ten directors. The Board is divided into three classes, with the directors of each class elected to serve three-year terms.

At the 2007 Annual Meeting, three Class II directors will be elected to serve until the 2010 Annual Meeting of Stockholders, and until their successors are elected and qualified. The Board of Directors has nominated the following candidates for election to serve as directors: Ralph J. Adkins, Richard Bernstein and J. Peter Martin. These directors were re-elected to the Board in 2004 to serve until this Annual Meeting. Directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote for the election of directors. A proxy that withholds authority to vote for a particular nominee will not count either for or against the nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

Information Concerning Nominees and Continuing Directors. The following information sets forth the principal occupation and employment of each director and nominee, the name and principal business of the organization, certain other affiliations, and additional business experience attained by each director and nominee during the past five years. This information has been furnished to us by each nominee for election as a director and for each director whose term will continue following the Annual Meeting.

Nominees for Election

Class II Directors (Terms Expire in 2007)

Ralph J. Adkins (age 64): Mr. Adkins has served as Chairman of the Board of Directors of the Company since 1997. Mr. Adkins previously served as Chief Executive Officer of the Company, a position he held from 1990 to 1999. During his long-standing tenure with the Company, Mr. Adkins served as President and Chief Executive Officer, President and Chief Operating Officer, Executive Vice President, Senior Vice President, Vice President and Treasurer. Mr. Adkins is also a director of PNC Bank, Delaware and Chairman of Bayhealth Foundation. He has been a director of the Company since 1989.

Richard Bernstein (age 64): Mr. Bernstein is the former owner, President, and Chief Executive Officer of BAI Aerosystems, Inc., located in Easton, Maryland. BAI Aerosystems, a manufacturer of lightweight, low-cost Unmanned Aerial Vehicles, was acquired by L-3 Communications Corporation in December of 2004. Mr. Bernstein was also the major stockholder in Lorch Microwave, which produces microwave components for the military and commercial communications industries, prior to its acquisition by Smiths Group PLC in January of 2006. Mr. Bernstein continues to be active in the oversight of several private businesses in which he is a major stockholder. These include REB Holdings, Inc., a technology consulting company; Salisbury Inc., a manufacturer of pewter and silver for the gift and premium markets; and MaTech, Inc., a leading machining company. He is also a partner in the Waterside Village development in Easton, Maryland. Mr. Bernstein is a trustee of Washington College and serves on the advisory board of M&T Bank. He has been a director of the Company since 1994.

J. Peter Martin (age 67): Mr. Martin is the retired founder, President and Chief Executive Officer of Atlantic Utilities Corporation, a Miami, Florida diversified utility company that provided water, wastewater, natural gas and propane gas service to residential, commercial and industrial customers in several Florida counties. Mr. Martin founded Atlantic Utilities Corporation in 1980; in 1997, it was sold to Southern Union Co. Prior to founding Atlantic Utilities Corporation, Mr. Martin was President of Southern Gulf Utilities, Inc. in Miami, Florida. He has been a director of the Company since 2001.

Continuing Directors

Class III Directors (Terms Expire in 2008)

Thomas J. Bresnan (age 54): Mr. Bresnan is the former Chief Executive Officer, President and Director of New Horizons Worldwide, Inc. He served in these capacities from 1999 to 2006. He joined New Horizons Worldwide, Inc., a company that provides information technology training through its subsidiary, New Horizons Computer Learning Centers, as President in 1992. Prior to his employment with New Horizons Worldwide, Inc., he was a principal executive officer of Capitol American Life Insurance and principal financial officer of Capital American Financial in Cleveland, Ohio. Mr. Bresnan began his professional career at Arthur Andersen and Co. He has been a director of the Company since 2001.

Walter J. Coleman (age 72): Mr. Coleman retired in December of 1995 as the Chief Executive Officer of Pyramid Realty and Mortgage Corporation, a Florida diversified company involved in real estate, mortgages, insurance and business brokerage. He is also the former Chairman of Real Estate Title Services, Inc., a title insurance and trust company. Mr. Coleman is now Associate Professor in the Business and Economics Department at Florida Southern College and an international business consultant and lecturer specializing in strategic management, entrepreneurship and governance. Mr. Coleman is a director of the Central Florida Economic Development Board and was appointed to the Workforce Development Board created under the Workforce Investment Act. He has been a director of the Company since 1992.

Joseph E. Moore (age 64): Mr. Moore is an attorney and partner with the law firm of Williams, Moore, Shockley and Harrison, LLP, which has offices in Ocean City and Ocean Pines, Maryland. Mr. Moore has served in numerous business and community capacities over the years, including: State’s Attorney for Worcester County; Attorney for Worcester County Board of Zoning Appeals; Attorney for the Town of Berlin, Maryland; and Board of Governors of the State of Maryland Bar Association. He is also a director of the Ocean City Life Saving Museum, Inc. and has been appointed by the Court of Appeals of Maryland as Co-Chairman of the Character Committee of the First Appellate Circuit Character Committee for the Maryland State Board of Law Examiners. Mr. Moore is a Fellow of the American College of Trial Lawyers, a premier legal association. He has been a director of the Company since 2001.

John R. Schimkaitis (age 59): Mr. Schimkaitis is President and Chief Executive Officer of the Company. Mr. Schimkaitis assumed the role of Chief Executive Officer on January 1, 1999. He has served as President since 1997. Mr. Schimkaitis previously served as President and Chief Operating Officer, Executive Vice President, Senior Vice President, Chief Financial Officer, Vice President, Treasurer, Assistant Treasurer and Assistant Secretary of the Company. He has been a director of the Company since 1996.

Class I Directors (Terms Expire in 2009)

Calvert A. Morgan, Jr. (age 59): Mr. Morgan was elected as Vice Chairman of the Board of WSFS Financial Corporation’s principal subsidiary, Wilmington Savings Fund Society, in June of 2006. In addition to the Vice Chairman role for Wilmington Savings Fund Society, he also serves as a director of and Special Advisor to WSFS Financial Corporation. Mr. Morgan is retired Chairman of the Board, President and Chief Executive Officer of PNC Bank, Delaware in Wilmington, Delaware. He is a member of the Delaware Economic and Financial Advisory Council. He is also a past Chairman and member of Delaware Business Roundtable, Inc., an advisory director of Wilmington Country Club and a trustee of Christiana Care Corporation. He has been a director of the Company since 2000.

Eugene H. Bayard (age 60): Mr. Bayard is an attorney and partner with the law firm of Wilson, Halbrook & Bayard in Georgetown, Delaware. He has been a member of the firm since 1974. Mr. Bayard serves in numerous business and community board capacities including Delaware Wild Lands, Inc., Delaware State Fair, Inc., Harrington Raceway, Inc., Delaware Volunteer Firemen’s Association, the Southern Delaware Advisory Board for the Delaware Community Foundation, O.A. Newton & Son Company and J.G. Townsend, Jr. & Company. He has been a director of the Company since 2006.

Thomas P. Hill, Jr. (age 58): Mr. Hill retired in 2002 from Exelon Corporation in Philadelphia, Pennsylvania, where he served as Vice President of Finance and Chief Financial Officer of Exelon Energy Delivery Company. Exelon Corporation is an electric utility, providing energy generation, power marketing and energy delivery. Exelon’s electricity generation is predominantly in the Midwest and Mid-Atlantic. Prior to the PECO Energy and Unicom Corporation merger, out of which Exelon Corporation evolved, Mr. Hill was Vice President and Controller for PECO Energy, where he had been employed since 1970 in various senior financial and managerial positions. Mr. Hill serves as a trustee of the Magee Rehabilitation Hospital, the Magee Rehabilitation Foundation, the Art Institute of Philadelphia and the Jefferson Health System Audit Committee. He has been a director of the Company since 2006.

If, prior to the election, any of the nominees become unable or unwilling to serve as a director of the Company (an eventuality that we do not anticipate), all proxies will be voted for any substitute nominee who may be designated by the Board of Directors on the recommendation of the Corporate Governance Committee.

Ratification of Independent Auditors (Proposal 2)

On March 20, 2007, the Company notified PricewaterhouseCoopers LLP that the firm was dismissed as its independent registered public accounting firm effective immediately. The reports of PricewaterhouseCoopers LLP on the financial statements of the Company for the years ended December 31, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Under the Audit Committee charter, the Audit Committee is responsible for the appointment and oversight of, and the approval of the compensation arrangements with, the Company's independent auditor. The Audit Committee solicited proposals from several public accounting firms to serve as the Company’s independent auditors; interviewed the firms; and on March 20, 2007 approved the selection of Beard Miller Company LLP (“Beard Miller”) to serve as the Company’s independent auditors for 2007. Prior to the appointment as its independent registered public accounting firm, the Company had not consulted Beard Miller on any matters referenced in Regulation S-K Item 304(a)(2).

During the fiscal years ended December 31, 2006 and 2005, and in the subsequent interim periods preceding the dismissal of PricewaterhouseCoopers LLP there have been no disagreements (as described in Regulation S-K, Item 304(a)(1)(iv) promulgated under the Securities and Exchange Act of 1934, as amended) between the Company and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter thereof in their reports on our financial statements for such periods.

Although the New York Stock Exchange (“NYSE”) listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent registered accounting firm, we are providing you with the means to express your view on this matter. Although this vote cannot be binding, in the event that shareholders fail to ratify the appointment of Beard Miller, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion may direct the appointment of a different registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

No representatives from PricewaterhouseCoopers LLP or Beard Miller will be present at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF BEARD MILLER AS THE COMPANY’S INDEPENDENT AUDITORS.

BOARD OF DIRECTORS AND ITS COMMITTEES

Nomination of Directors. Our bylaws permit stockholders to nominate candidates for election as directors. The Company will consider all stockholder nominations for directors provided that such nomination complies with the provisions of the Company’s bylaws and the Corporate Governance Committee’s charter.

The Corporate Secretary of the Company must receive director nominations by stockholders not less than 14 days nor more than 80 days prior to the meeting at which directors are to be elected. Each nomination must be in writing and set forth: (i) as to each nominee, (a) the name, age, business address and, if known, residential address of the nominee; (b) the principal occupation or employment of the nominee; (c) the number of shares of the Company's stock beneficially owned by the nominee; (d) the consent of the nominee to serve as a director of the Company if elected; (e) a description of all arrangements or understandings among the stockholder and the nominee and any other person or persons pursuant to which the nomination is to be made by the stockholder; and (f) any other information relating to the nominee required to be disclosed in solicitations of proxies for election of directors, or otherwise required pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended, and (ii) as to the stockholder giving the notice, (a) the name and address of the stockholder, as they appear on the Company's books, and (b) the number of shares of the Company’s stock beneficially owned by the stockholder.

The Corporate Governance Committee, whose duties include that of a nominating committee, will consider a recommendation from a stockholder only if the information specified above is complete. The Corporate Governance Committee will take the actions it deems necessary to appropriately identify and evaluate prospective candidates. Generally, the Corporate Governance Committee will evaluate biographical information and other background material for prospective candidates provided by the Board of Directors, management or others. Prior to recommending a candidate, the Corporate Governance Committee will conduct an interview of selected candidates.

In considering whether to recommend a candidate, including any candidate recommended by a stockholder for inclusion in the Board's slate of recommended director nominees for election by the stockholders, the Corporate Governance Committee will consider the existing size and composition of the Board and apply the general criteria set forth in the Corporate Governance Guidelines as well as any specific director selection criteria adopted by the Corporate Governance Committee based on the Company’s circumstances at the time. The criteria specified by the Corporate Governance Guidelines relate to a candidate's character, judgment, business experience or professional background, knowledge of our business, community involvement, and availability and commitment to carry out the responsibilities as a director of the Company (generally directors may not be directors of more than two public companies in addition to the Company). The specific director selection criteria include, but may not in all instances be limited to, the following:

▪ A proven track record of leadership in the person's particular field of expertise
▪ Prior education or experience that enables the person to exercise sound business judgment on matters typically encountered by the Company
▪ A record of accomplishments that reflects a high level of achievement in the person's profession. In this regard, the Board generally requires that a nominee shall be: currently serving, or shall previously have served, as a chief executive officer, chief operating officer or chief financial officer of a major company; a distinguished member of academia; a partner in a law firm or accounting firm; a successful entrepreneur; or hold a similar position of significant responsibility
▪ A background or experience that enables the person to represent or present differing points of view
▪ A willingness to listen and work together in a collegial manner
▪ Possession of knowledge, experience and skills that will enhance the mix of the Board’s core competencies

The Corporate Governance Committee does not assign specific weights to these criteria, and not all of the criteria are necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Committees of the Board. The standing committees of the Company are the Audit Committee, Compensation Committee, and Corporate Governance Committee.

Audit Committee. The Audit Committee was established in 1976. The Board has adopted the written charter of the Audit Committee, which can be viewed on our website at www.chpk.com. The charter is also available in print to any stockholder upon request. As reflected in its charter, the Committee's responsibilities include the: i) appointment, retention, termination, compensation, and oversight of our independent auditors; ii) approval of all non-audit engagements of our independent auditors; iii) review, along with management and the independent auditors, of the annual and quarterly financial statements; and iv) supervision of the annual audit and our internal audit function. The Audit Committee held five meetings during 2006. The current members of the Audit Committee are: Thomas J. Bresnan, Chairman, Walter J. Coleman, Thomas P. Hill, Jr. and J. Peter Martin.

The composition of the Audit Committee is subject to independence and other requirements under the rules and regulations promulgated by the SEC and the NYSE listing standards. The Board of Directors has determined that all current members of the Audit Committee are “independent” as that term is defined in the NYSE listing standards, and that the audit committee meets the composition requirements of the SEC and the NYSE listing standards. Under the rules of the SEC, Messrs. Bresnan and Hill qualify as “audit committee financial experts” based on their experience and knowledge. Mr. Bresnan previously served as Chief Executive Officer, President and Director of New Horizons Worldwide, Inc. and as principal executive officer and principal financial officer of Capital American Life Insurance and Capital American Financial, respectively. Mr. Bresnan also has six years of public accounting experience. Mr. Hill previously served as Vice President of Finance and Chief Financial Officer of Exelon Energy Delivery Company. Messrs. Bresnan and Hill each satisfy the independence requirements for audit committee members under the NYSE listing standards. None of the members of the Audit Committee serve on audit committees of more than two other public companies.

Compensation Committee. The Compensation Committee was established in 1979. The Board has adopted the written charter of the Compensation Committee, which can be viewed on our website at www.chpk.com. The charter is also available in print to any stockholder upon request. As reflected in its charter, the Committee's responsibilities include the administration of executive and director compensation policies and practices that i) are consistent with our overall business strategy and objectives; ii) contribute to our ability to attract, retain, and motivate executives and directors; and iii) appropriately link executive and director incentive compensation policies and practices to the performance of the Company and the creation of stockholder value. The Compensation Committee also administers our Cash Bonus Plan under which annual cash bonuses are granted and our Performance Incentive Plan under which performance-based equity awards are granted, as well as performs all other actions necessary to ensure that required reports on compensation practices are included in the Company’s respective filings with the SEC. The Committee has sole authority to retain, terminate, and approve retention terms, including fees, for any consultant or other advisor it deems necessary to assist in the evaluation of executive and director compensation. The Committee may not delegate their responsibilities for the oversight of executive and director compensation to any other person or entity.

The Compensation Committee held six meetings during 2006. The current members of the Compensation Committee are: Richard Bernstein, Chairman, Joseph E. Moore and Calvert A. Morgan, Jr. The NYSE listing standards require that the Compensation Committee consist solely of independent directors. The Board of Directors has determined that all current members of the Compensation Committee are "independent" as that term is defined in the NYSE listing standards.

Corporate Governance Committee. The Corporate Governance Committee was established in 1994 for the purpose of reviewing and advising the Board on general corporate governance and structural matters. In 1998, this Committee assumed the functions of the Nominating Committee. The Board has adopted the written charter of the Corporate Governance Committee, which can be viewed on our website at www.chpk.com. The charter is also available in print to any stockholder upon request. As reflected in its charter, the Committee's responsibilities include the: i) periodic review of our Corporate Governance Guidelines; ii) evaluation of the size and composition of the Board of Directors; iii) development and recommendation to the Board of Directors of director eligibility guidelines; iv) evaluation of director candidates; and v) annual evaluation of the Board of Directors’ performance.

The Corporate Governance Committee held five meetings during 2006. The current members of the Corporate Governance Committee are: Calvert A. Morgan, Jr., Chairman, Eugene H. Bayard and Joseph E. Moore. The NYSE listing standards require that the Corporate Governance Committee consist solely of independent directors. The Board of Directors has determined that all current members of the Corporate Governance Committee are "independent" as that term is defined in the NYSE listing standards.

Meetings of the Board of Directors and Committees. The Board of Directors met eight times during 2006. Each current director attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by each committee of the Board on which he served. Directors are strongly encouraged to attend our Annual Meetings. All of the current directors attended the 2006 Annual Meeting of Stockholders.

Director Education. Newly elected directors participate in a director orientation program that is designed to provide directors with additional background information on the Company and its businesses. In connection with this program, directors are invited to participate in a tour of selected facilities of the Company. To further familiarize directors with our operations, we conduct at least one Board of Directors meeting each year at a remote Company location. In addition, each director has access to publications that cover current Board-related topics. We encourage directors to participate in continuing education opportunities, including attending events that are appropriate to the committees on which they serve.

DIRECTOR COMPENSATION

The Compensation Committee reviews director compensation annually to ensure the appropriate compensation arrangements for non-employee directors, including the proper allocation of cash and non-cash compensation. The Compensation Committee subsequently reports its findings and any recommendations to the Board of Directors to assist in fulfilling its responsibility to approve all director compensation arrangements.

Prior to conducting its annual compensation review for 2006, the Compensation Committee received an analysis of current market information for non-employee director compensation from AON Consulting, an independent compensation consultant. Information for the analysis was compiled using non-employee director compensation data from publicly available proxy statements of peer companies and published survey data from nationally recognized organizations that provide independent research. The Compensation Committee reviewed this analysis, along with general internal research, and other essential factors such as the responsibilities of the non-employee directors, to assist in its determination of the appropriate compensation levels and mix for 2006. The Compensation Committee will likely follow the same general procedures and methodology in evaluating director compensation for 2007. The Board of Directors may modify director compensation, as it deems appropriate.

The following table reflects compensation paid to non-employee directors for services performed during 2006:

2006 Director Compensation

Name[1]	Fees Earned or Paid in Cash ($)		Stock Awards[5,6] ($)	Total[7,8] ($)
Ralph J. Adkins	162,900	[4]	18,012	180,912
Eugene H. Bayard[2]	29,400		18,012	47,412
Richard Bernstein	33,900		22,515	56,415
Thomas J. Bresnan	34,900	[4]	22,515	57,415
Walter J. Coleman	32,900		18,012	50,912
Thomas P. Hill, Jr.[2]	32,900	[4]	18,012	50,912
J. Peter Martin	32,900		18,012	50,912
Joseph E. Moore	36,400		18,012	54,412
Calvert A. Morgan, Jr.	38,400	[4]	22,515	60,915
Rudolph M. Peins, Jr.[3]	1,000		0	1,000
Robert F. Rider[3]	4,200		0	4,200

1 Mr. Schimkaitis is a named executive officer of the Company and does not receive any additional compensation for his services as a director.

2 On May 2, 2006, Messrs. Bayard and Hill were elected to the Board of Directors. Mr. Bayard was appointed to serve as a member of the Corporate Governance Committee. Mr. Hill was appointed to serve as a member of the Audit Committee.

3 Messrs. Peins and Rider did not stand for re-election to the Board of Directors on May 2, 2006.

4 The Pricing Committee was established in September of 2006 to approve the final price for the Company’s equity financing completed in November of 2006 and to review certain related documents. Messrs. Bresnan, Hill and Morgan served as members of the Pricing Committee and received $1,000 for each of the two meetings held. Mr. Adkins, Chairman of the Board, participated in the Pricing Committee meetings and received $1,000 for each of the two meetings attended.

5  Pursuant to the Directors Stock Compensation Plan, each non-employee director received an award of stock, on May 2, 2006, with a grant date fair value of $18,012 (600 shares based upon a price per share of $30.02). Each of the three Committee Chairmen (Messrs. Bernstein, Bresnan, and Morgan) received an additional award of stock for their services, on May 2, 2006, with a grant date fair value of $4,503 (150 shares of common stock also based upon a price per share of $30.02). These stock awards and all prior stock awards are fully vested in that they are not subject to forfeiture. The table shows the expense recognized by the Company for each director’s stock award.

6  The aggregate number of director stock awards outstanding at December 31, 2006, by director, were as follows: Mr. Adkins - 1,800 shares; Mr. Bayard - 600 shares; Mr. Bernstein - 7,050 shares; Mr. Bresnan - 3,750 shares; Mr. Coleman - 6,200 shares; Mr. Hill - 600 shares; Mr. Martin - 3,300 shares; Mr. Moore - 3,300 shares; and Mr. Morgan - 4,350 shares. Mr. Schimkaitis, as an executive officer, does not receive any stock awards under the Directors Stock Compensation Plan. We provide complete beneficial ownership information of Chesapeake stock for each of our directors in this Proxy Statement under Security Ownership of Certain Beneficial Owners and Management.

7 Directors do not participate in a Chesapeake pension plan or non-equity incentive plan.

8 All director compensation has been properly reported in the 2006 Director Compensation Table. There is no compensation that needs to be included in an All Other Compensation column.

For the period between our 2006 and 2007 Annual Meetings of Stockholders, the Chairman of the Board, a non-employee director, was paid an annual cash retainer of $120,000 for his services in that capacity. Each of the Company’s non-employee directors, including the Chairman, received an annual cash retainer of $18,500 for his service as a director. Each non-employee director, including the Chairman, was also paid $1,200 for each Board meeting and $1,000 for each Committee meeting attended in person or by telephone. If however, a director attended more than one meeting on the same day, he was paid as follows: (a) Board and Committee meeting on the same day - $1,200 for the Board meeting plus an additional $500 for each Committee meeting; or (b) more than one Committee meeting (without a Board meeting) - $1,000 for the first Committee meeting and an additional $500 for each Committee meeting attended on that same day. Directors may not elect to receive their cash compensation in stock. In addition, we reimbursed business expenses incurred by the directors in connection with attending meetings and performing other Board related-services, including external director education, of which the aggregate value was less than $10,000 per director.

Directors Stock Compensation Plan (“DSCP”). In 2005, stockholders approved the DSCP, which is a discretionary compensation plan that allows the issuance of shares of our common stock to non-employee directors. We believe it is appropriate for each director to have a proprietary interest in the growth and financial success of the Company. The Board of Directors has sole authority to administer and interpret the DSCP, and approve up to 1,200 shares of our common stock annually for each director pursuant to the terms therein.

On May 2, 2006, each non-employee director received 600 shares of common stock as compensation for service to be performed for the period between our 2006 and 2007 Annual Meetings of Stockholders. Messrs. Bernstein, Bresnan, and Morgan each received an additional 150 shares of common stock for serving as Chairman of the Compensation, Audit and Corporate Governance Committees, respectively. As of the grant date, each director had the right to vote the shares and to receive cash dividends distributable with respect to the shares; however the shares were not eligible for sale or transfer by the director until six months after the grant date. Each director is individually responsible for any tax obligations in connection with these shares. Messrs. Rider and Peins did not stand for re-election to the Board on May 2, 2006 and did not receive shares of common stock on that date.

Deferred Compensation Program. On December 7, 2006, the Board of Directors amended the then existing Executive Deferral Program to enable non-employee directors to defer all or a portion of their meeting fees and annual retainers on a pre-tax basis until their separation from service with the Company and its affiliates or until such other date specified in accordance with the terms of the Program. Previously only key executives were able to defer cash bonuses and stock awards under this Program. As a result of this amendment, the Executive Deferral Program was renamed to the Deferred Compensation Program to encompass all participants in the Program. The Compensation Committee has sole authority to administer this Program and may allocate these responsibilities among its members, among any subcommittee(s) it may appoint, or among persons other than its members.

Directors may voluntarily participate in this Program by submitting their written form of election to the Compensation Committee prior to the beginning of the year for which the compensation will be earned. In all cases, the election to defer compensation will be made in accordance with the deferral election timing requirements of Section 409A of the Internal Revenue Code and procedures established by the Compensation Committee. A director can elect to invest all or part of his compensation in either of the following accounts:

▪ Deferred Cash Subaccount. Cash compensation (meeting fees and annual cash retainer) deferred to this account will be allocated per the director to one or more rate of return indices previously selected by the Compensation Committee and will receive the applicable investment return(s) or loss(es) that it would achieve had it been individually invested in the specific indices. At all times, each director has a 100% vested interest in the balance of his deferred cash subaccount.

▪ Deferred Stock Unit Subaccount. Stock compensation (annual stock retainer) deferred to this account will be credited with deferred stock units equal to the number of shares of common stock that the director otherwise would be entitled to receive as compensation. Additional units may be credited to this account on each date that a dividend is paid on our common stock. At all times, each director has a 100% vested interest in the balance of his deferred stock unit subaccount.

A director may elect to receive the funds from his accounts upon separation from service. A director may also elect to receive funds on a fixed future date, or the earlier or later of the separation from service or a fixed future date. In all elections, directors may request such funds to be paid in a lump sum, five, or ten annual installments. The amount of the initial installment shall be equal to the aggregate amount of all deferred accounts at the time such payment is to be made, divided by five or ten, as elected. Subsequent installments will be equal to the remaining account balances on the succeeding anniversary date divided by the outstanding number of installments. In the event of death, disability, change in control, or unforeseeable emergency, account balances may be paid on an accelerated basis according to the terms of the Program. Directors will be individually responsible for any tax obligations in connection with the benefits provided under this Program.

No director participated in the Company’s Deferred Compensation Program during 2006.

Director Stock Ownership. All non-management directors are required to hold at least 4,000 shares of our common stock while serving as a director of the Company. Directors have five years after their initial election and incumbent directors have until December 10, 2007, if they were serving as members of the Board of Directors on December 10, 2004, to attain this ownership threshold. Deferred stock units are applied toward achieving this ownership requirement. Each deferred stock unit is equivalent to one share of the Company’s common stock.

CORPORATE GOVERNANCE

General. The Board of Directors maintains sound corporate governance standards and internal controls, and is committed to promoting awareness and involvement of these standards throughout the Company. To assist in its efforts, the Board has adopted various policies and procedures, including those described below, that set forth the framework for the Company’s governance.

Independence. The NYSE rules governing independence require that a majority of the members of our Board of Directors be independent as defined by the NYSE. Members of the Board are independent if it is determined that the director has no material relationship with the Company except in his capacity as a director. To assist in making the determination of independence for each director, the Company adopted its Corporate Governance Guidelines on Director Independence (the “Independence Guidelines”). The Independence Guidelines adopted by the Board are set forth in Appendix A to this Proxy Statement and are also available on our website at www.chpk.com.

In accordance with the Independence Guidelines, the Board of Directors on February 21, 2007 conducted its annual review of director independence. During this review, the Board of Directors examined all direct and indirect transactions or relationships between the Company or any of its subsidiaries and each director and any immediate family member of such director and determined that no material relationships with the Company existed during fiscal year 2006.

On the basis of this review, the Board of Directors determined that in accordance with the standards set forth in the Independence Guidelines, each of the following directors qualifies as an independent director as defined by the NYSE listing standards: Eugene H. Bayard, Richard Bernstein, Thomas J. Bresnan, Walter J. Coleman, Thomas P. Hill, Jr., J. Peter Martin, Joseph E. Moore and Calvert A. Morgan, Jr. During 2006, Ralph J. Adkins, the Company’s non-management Chairman, was not an independent director because he served as an executive officer of the Company within the previous three years. On May 14, 2007, it will have been three years since Mr. Adkins served as an executive officer of the Company. On such date, Mr. Adkins will be considered independent in accordance with the NYSE listing standards. Mr. Adkins is a director of PNC Bank, Delaware, a subsidiary of PNC Financial Services Group, with which the Company has a banking and lending relationship. The Board determined that, pursuant to the requirements specified in the “Banking Relationships” section of our Independence Guidelines, this relationship in and of itself does not affect the independence of Mr. Adkins. John R. Schimkaitis, President and Chief Executive Officer of the Company, is not an independent director because he is presently an executive officer of the Company.

During its review, the Board noted that Messrs. Moore and Bayard have indirect relationships with the Company through their association with law firms that have provided legal services to the Company within the last three years. Mr. Moore is an attorney and partner with the law firm Williams, Moore, Shockley and Harrison LLP in Ocean City, Maryland. Mr. Bayard is an attorney and partner with the law firm Wilson, Halbrook & Bayard in Georgetown, Delaware. In addition, the Board reviewed an indirect relationship involving an immediate family member of Mr. Bayard. Mr. Bayard’s brother was previously Of Counsel for The Bayard Firm in Wilmington, Delaware, a law firm that the Company retained for legal services within the last three years. Notwithstanding these indirect relationships, the Board determined that, pursuant to the requirements specified in the “Legal Relationships” section of our Independence Guidelines, each director qualifies as an independent director.

In terms of the two directors who retired from the Company’s Board of Directors as of the 2006 Annual Meeting, Mr. Robert F. Rider qualified as an independent director, while Mr. Rudolph M. Peins, Jr. was not an independent director due to his son-in-law’s employment as a tax manager with PricewaterhouseCoopers LLP.

Code of Ethics. The Board has adopted a Business Code of Ethics and Conduct that reflects the Company’s commitment to continuously promote professional conduct throughout the organization, and its requirement that representatives of the Company demonstrate good ethical business practices. The Business Code of Ethics and Conduct applies to our directors, officers and employees generally. Standards are set forth in the Business Code of Ethics and Conduct for transactions with related persons. The Board has also adopted a Code of Ethics for Financial Officers which provides a framework for honest and ethical conduct by our financial officers as they perform their financial management responsibilities. The Code of Ethics for Financial Officers is applicable to our Chief Executive Officer, Chief Financial Officer, Treasurer, and Corporate Controller who are responsible for ensuring accurate and timely disclosures of financial information within our filings with the SEC. These documents may be viewed on our website at www.chpk.com and are available in print to any stockholder upon request.

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines, which consist of a series of policies and principles that are adhered to when overseeing the corporate governance of the Company. This document may be viewed on our website at www.chpk.com and is available in print to any stockholder upon request.

Executive Sessions of the Non-Management Directors. The non-management directors (directors who are not officers of the Company) meet periodically without the presence of Mr. Schimkaitis, the only management director, to consider matters they deem appropriate. The meetings of the non-management directors are presided over by our Chairman, Mr. Adkins, who is not an officer of the Company. As Mr. Adkins has not been an independent director according to the criteria established by the NYSE and the Company’s Independence Guidelines, the independent directors have met at least once a year in executive session with the Chairman of the Corporate Governance Committee, Mr. Morgan, presiding over such meeting(s). In May of 2007, Mr. Adkins will be deemed independent and can preside over such meeting(s).

Stockholder Communications with the Board. Stockholders and other parties interested in communicating directly with the Board of Directors, a committee of the Board of Directors, any individual director, or the director who presides at executive sessions of the non-management directors or the non-management directors as a group may do so by sending a written communication to the attention of the intended recipient(s) in care of the Company's Corporate Secretary at Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904.

The Corporate Secretary will forward all communications to the appropriate person(s). Communications relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee with respect to such matters. These communications procedures have been approved by a majority of the independent directors.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and Program. The Compensation Committee is composed entirely of independent directors and is solely responsible for the oversight and administration of our executive compensation program. The Committee designs, recommends to the Board of Directors for adoption, and administers all of the policies and practices, including cash incentive and equity incentive plans, under which compensation is paid to the named executive officers of the Company. The Committee believes that the most effective compensation program is one that is designed to ensure that total compensation for an executive officer is fair, reasonable, and competitive.

The Committee’s goal in relation to our executive compensation program is to align compensation with business objectives and performance to enable the Company to attract, retain and reward individuals who contribute to the long-term success of the Company and thus, increase stockholder value. Our three primary objectives in achieving this goal are: i) to structure our compensation program so that it will attract high-quality executive talent that will compliment the short-term and long-term goals of the Company; ii) to develop an appropriate mix of compensation that will closely align the financial interests of the executive officers with the interests of the Company’s stockholders; and iii) to ensure effective utilization and development of talent through internal processes such as performance evaluations, succession planning, and management development. The Committee annually reviews the executive compensation program to ensure: i) its current design corresponds to the Company’s objectives; ii) the mix provides competitive compensation levels for each element of compensation; and iii) the compensation remains competitive relative to the compensation paid to executives in comparable positions at peer companies.

The executive compensation program consists of three components: base salary, annual cash incentive (“cash incentive”) and performance-based equity incentive (“equity incentive”) awards. A competitive base salary ensures that we attract and recruit executive officers with knowledge and skills that are vital to achieving our established goals, while cash and equity incentives provide a means to retain these executive officers and reward them for their continuous efforts in the growth of the Company and stockholder value. The appropriate mix of these components ensures that each executive officer is individually striving to meet overall corporate objectives. The Committee reviews the roles and responsibilities of each executive officer, his or her relationship to the Company’s performance, the likelihood of achieving certain annual and long-term goals tied to the Company’s strategic plan, and sets individual goals and competitive compensation levels accordingly.

Benchmarking. To assist in establishing 2006 compensation levels for the executive officers, the Committee engaged AON Consulting, an independent compensation consultant, to perform a comprehensive study of executive compensation. The Committee looked to this study in determining whether current total compensation for each executive officer of the Company was competitive with the market, and consistent with our short-term and long-term goals. In connection with its study, AON reviewed and analyzed competitive data available for companies that were similar in industry, structure, scale and scope to develop consensus market ranges for each compensation element relevant to selected positions. The data included information for comparable positions at twenty-six peer companies. The twenty-six peer companies included: AGL Resources Inc., Atmos Energy Corporation, Cascade Natural Gas Corporation, Delta Natural Gas Company, Inc., Energen Corporation, EnergySouth, Inc., Equitable Resources, Inc., KeySpan Corporation, The Laclede Group, Inc., National Fuel Gas Company, New Jersey Resources Corporation, NICOR, Inc., Northwest Natural Gas Company, ONEOK, Inc., Peoples Energy Corporation, Piedmont Natural Gas Co., Inc., Questar Corporation, RGC Resources, Inc., SEMCO Energy, Inc., South Jersey Industries, Inc., Southern Union Company, Southwest Gas Corporation, Southwestern Energy Company, UGI Corporation, WGL Holdings, Inc., and Williams Companies, Inc. (collectively, the “industry peer group”). In addition, AON considered published survey data from several nationally recognized organizations that provide independent research based upon the practices of companies with revenues between $200 million and $700 million, as well as the practices of companies with 200-500 full-time employees.

AON, based on its study, concluded that our current compensation program and practices are competitive and equitable. AON noted that the Company awards performance shares in the form of restricted stock, which is consistent with general trends in executive compensation. In addition, the report noted that the Company’s cash incentive and equity incentive programs incorporate a mix of corporate and business unit performance targets that ensure that executive awards are tied to increasing stockholder value. The Committee received the executive compensation study performed by AON which included these conclusions and a recommendation to adjust executive compensation levels as appropriate based upon each individual’s responsibilities and performance. The Committee set levels and targets for each component as described below.

Base Salary. Base salaries for the Chief Executive Officer and the other named executive officers were originally set by the Compensation Committee considering the following: results of the executive compensation study performed by AON, which included competitive market ranges; the functional role of the position; the scope of the individual’s responsibilities; and the competitive nature of our business. Generally, the base salary for an executive officer was set to approximate the midpoint of the base salary of the industry peer group reviewed by AON in completing its executive compensation study, ensuring competitive compensation relative to industry peers. Once the base salary was established, it is then adjusted annually after giving consideration to the Committee’s assessment of the executive officer’s performance and contribution to the overall success of the Company. In 2006, salary levels for the executive officers increased as follows: Mr. Schimkaitis - $15,000; Mr. McMasters - $8,000; Mr. Thompson - $8,000; Mr. Zola - $5,000; and Mrs. Cooper - $5,000.

In late 2006, the Committee revisited this analysis in connection with determining the appropriate base salary levels for executive officers for the respective upcoming twelve-month period. The Committee did not seek an updated analysis from AON as the data was still reasonably current. On February 20, 2007, the Compensation Committee approved salary increases for the executive officers, effective March 16, 2007, as follows: Mr. Schimkaitis - $15,000; Mr. McMasters - $10,000; Mr. Thompson - $10,000; Mr. Zola - $5,000; and Mrs. Cooper - $25,000. Prior to making its decision, however, the Committee asked AON to gather rates of increases prevalent in the market. This information was compiled from surveys conducted by nationally recognized organizations and utilized in finalizing the amount of the salary increases.

Annual Cash Bonus. In February of 2005, the Board of Directors adopted the Cash Bonus Incentive Plan under which cash bonuses are payable to participating executives, including the named executive officers, if the executives achieve certain financial and non-financial goals relative to pre-established performance goals.

Prior to the beginning of each year, the Committee selects the executives to participate in the Cash Bonus Incentive Plan for that year. The Committee also establishes target bonus awards for each executive, and lower and upper end limits of 50% and 150% of the target bonus amounts. The Committee reserves the right to adjust the limits and bonus percentage opportunity based on unknown and/or extraordinary events, thereby enabling the Committee to award bonuses above and below the upper and lower limits. Generally, the target bonus amounts for the Chief Executive Officer and each named executive officer are set at an amount that approximates, or falls slightly below, the median prevailing practices for individuals in comparable positions in the industry peer group. In addition, the Committee establishes aggressive financial targets and performance goals for each executive officer for the relevant performance period.

Prior to setting target bonus amounts for 2006, the Committee reviewed market data compiled in connection with AON’s executive compensation study. The target bonus amounts for each executive in 2006 ranged from 12.5% to 60% of the executive's base salary. The Committee also established performance targets, which varied based on individual responsibilities, that included the following: i) growth and expansion of existing service territories; ii) margin growth; iii) implementation of strategic rate, regulatory and environmental initiatives; iv) continuing enhancement of communications and leadership initiatives; and v) long-term strategic initiatives. In addition, the Committee established, for each executive officer, an aggressive earnings per share target, or an aggressive target income range or return for a designated segment. Annual bonus awards are earned by the executive officer upon the successful attainment of his or her pre-established goals and the extent to which the relevant income or return target meets or exceeds the respective pre-established targets, adjusted by applying a payout factor. For 2006, the following are the target bonus award opportunities and goals weighting criteria.

		Goals Weighting
Name	Annual Cash Bonus Percentage Opportunity (%)	Individual Performance (%)	Earnings Per Share or Target Income/Return for Segment (%)
John R. Schimkaitis	40	25	75
Michael P. McMasters	30	30	70
Paul M. Barbas	35	25	75
Stephen C. Thompson	25	50	50
S. Robert Zola	30	25	75
Beth W. Cooper	25	30	70

The Committee determined that for 2006 the achievement of the performance goals ranged from 73% to 96% depending upon the individual, and in the case of each executive officer the respective earnings per share target or the income or return target for a designated segment was achieved. The Committee determined that Mr. Thompson achieved the pre-tax return on investment of the Company’s natural gas segment, and Mr. Zola achieved the target earnings before interest and taxes for the Company’s community gas systems, which represents a portion of the propane distribution operations and award opportunity accordingly. Mr. Zola also had a bonus arrangement under which he could earn an additional cash bonus equal to 10% of actual propane distribution income in excess of the upper end of the target income range. Based upon 2006’s results, Mr. Zola did not receive the additional cash bonus under this arrangement. Mr. Barbas was not employed with the Company at the end of 2006; therefore, he was not entitled to the receipt of any annual cash bonus.

The Compensation Committee, on November 30, 2006, approved similar cash incentive awards for the executive officers for 2007. The bonus percentage opportunity and goals weighting remained unchanged while the performance targets were adjusted based upon the Company’s 2007 budget.

Amounts earned by the named executive officers for 2006 performance have been reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

Equity-based Compensation. The equity incentive program is designed to award senior executives for improving stockholder value by consistently achieving a return on investment that is equal to or in excess of total stockholder return of the average of a pre-defined industry peer group. Each executive officer participates in our equity incentive program and is entitled to receive performance-based equity awards in the form of restricted stock granted pursuant to our Performance Incentive Plan (the “PIP”).

2006 Performance Year. In November of 2005, for the subsequent fiscal year, the Committee established equity-based awards to be paid in the form of restricted stock for the following executive officers: Mr. Schimkaitis - 9,600; Mr. McMasters - 5,120; Mr. Thompson - 3,200; Mr. Zola - 3,200; and Mrs. Cooper - 3,200. The Committee established an award for Mr. Barbas of 6,820 shares; however, upon Mr. Barbas’ resignation on September 30, 2006, he forfeited all rights to these shares. Each executive officer was entitled to earn the entire allotment of performance shares at the end of the performance period, or a portion thereof, depending on the extent to which pre-established performance goals were achieved by the Company. For a performance period of January 1, 2006 to December 31, 2006, Messrs. Schimkaitis and McMasters, and Mrs. Cooper were each entitled to receive 30% of the target award if the Company achieved performance goals relative to total return to stockholders as measured by the performance of the Company’s stock price (including the reinvestment of dividends) in relation to the average total return to stockholders for a pre-defined group of industry peers, 30% of the target award if pre-established strategic goals were achieved, and 40% of the target award if the Company achieved a pre-established earnings per share target. Messrs. Thompson and Zola were each entitled to receive 30% of the target award if the Company achieved performance goals relative to total return to stockholders as measured by the performance of the Company’s stock price (including the reinvestment of dividends) in relation to the average total return to stockholders for a pre-defined group of industry peers. Mr. Thompson is entitled to the remaining 70% of his target award if the Company’s natural gas segment achieves the target average pre-tax return on investment for the three-year period of January 1, 2006 to January 1, 2008. Mr. Zola is entitled to the remaining 70% of his target award if the Company’s Delmarva propane distribution operation meets or exceeds the target earnings before interest and taxes amount for the three-year period of January 1, 2006 to December 31, 2008.

On or before September 30, 2006, each executive officer could have elected to receive, at the end of the performance period, in lieu of the performance-based shares that he or she is entitled to earn, a number of shares of restricted stock equal to 25% of the maximum number of his or her performance-based shares without regard to whether the applicable performance goals were achieved (“non-performance shares”). None of the executives elected to receive non-performance shares.

For 2006, the Company achieved the performance goals relating to the achievement of pre-established strategic goals and the attainment of the pre-established earnings per share target. The performance goal relating to total return to stockholders was not achieved. Accordingly, Messrs. Schimkaitis and McMasters, and Mrs. Cooper received 70% of their total performance award, or 6,720, 3,584 and 2,240 shares, respectively. Similarly, Messrs. Thompson and Zola did not earn the 960 shares, or 30% of their total award that was related to total stockholder return. The 2006 performance-based shares are subject to restrictions on transfer or sale by the applicable executive officer for the three-year period from the date of issuance. During the three-year period, the holder is entitled to receive all dividends paid on the shares. These dividends are treated as ordinary income for individual tax purposes.

Shares awarded to the named executive officers for 2006 performance have been valued and reflected in the Stock Awards column in the Summary Compensation Table.

2007 Performance Year. In November of 2006, for the upcoming fiscal year, the Committee established equity-based awards to be paid in the form of restricted stock for the following executive officers: Mr. Schimkaitis - 10,800; Mr. McMasters - 5,760; Mr. Thompson - 4,000; Mr. Zola - 3,200; and Mrs. Cooper - 3,600. The general terms and conditions, overall performance measures, and weightings for these awards are consistent with those established for the 2006 performance year, except that a maximum award opportunity for Messrs. Schimkaitis and McMasters, and Mrs. Cooper has been established for the attainment of the upper limit of the earnings per share range. The performance targets were adjusted based upon the Company’s 2007 budget. Each executive officer can elect to receive, at the end of the performance period, the non-performance shares if such election is made on or before September 30, 2007.

Threshold, target, and maximum amounts awarded to the named executive officers for 2007 performance have been reflected in the Estimated Future Payouts Under Equity Incentive Plan Awards column in the Grants of Plan-Based Awards Table.

The 2007 performance-based shares are subject to restrictions on transfer or sale by the applicable executive officer for the three-year period from the date of issuance. During the three-year period, the holder is entitled to receive all dividends paid on the shares. These dividends are treated as ordinary income for individual tax purposes.

The Compensation Committee has historically established equity-based awards in the month of November preceding the year for which the awards apply. In February of the year succeeding the respective award year, the Compensation Committee reviews, and if appropriate, approves the awards to be issued in the form of restricted stock. Generally, the Audit Committee has reviewed the Company’s financial results, including the earnings per share and respective business unit income amounts, for the respective award year prior to the issuance of these awards.

Determining the Payout. The Committee reviews actual performance results against the established goals and objectives when assessing the extent to which the respective performance targets have been achieved. The Committee considers the overall likelihood of achieving the respective goal for the Company and any significant circumstances that would have altered the achievement of such goal. The Committee then determines the overall assessment for each executive officer in relation to his or her targets and establishes individual payouts and determines an applicable percentage of the target award to be paid based on the assessment.

Role of Executive Officers in Compensation Decisions. The Chief Executive Officer participates in the establishment of the compensation targets and payout levels for the other named executive officers. The Chief Executive Officer assesses the performance for all named executive officers and recommends to the Committee the overall levels of achievement, and the extent to which performance targets were attained. Upon request, executive officers will provide supplemental material to the Committee to assist in making its determinations under the executive compensation program. Because at least 30% of the executive officers’ stock award is based upon total stockholder return, management has direct exposure to downside equity performance.

All Other Compensation. In addition to the primary components of the compensation program, we offer certain other benefits to the executive officers. During 2006, the Company provided each executive officer with a company-owned vehicle. The aggregate incremental cost of the personal use of such vehicle is calculated by summing the depreciation, insurance, and fuel reported on the respective executive officer’s Form W-2 filed with the Internal Revenue Service. We also provide each employee who participates in the qualified 401(k) Retirement Savings Plan, including the executive officers, matching contributions based upon a graduated schedule that considers age and years of service. This is the same benefit available to other employees of the Company. We provide matching contributions to the executive officer’s nonqualified 401(k) Supplemental Executive Retirement Plan, which is provided to allow the Company’s officers to make pre-tax deferrals of compensation to the extent such contributions are limited by the Internal Revenue Service under the qualified 401(k) Retirement Savings Plan. On behalf of each executive, we pay an annual premium to provide each executive with term life insurance. The aggregate value of these benefits for each executive officer is more than $10,000 and, consistent with the rules of the SEC, is reflected in the All Other Compensation column of the Summary Compensation Table.

Compliance with Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m) precludes any public corporation from taking a deduction for federal income tax purposes of compensation in excess of $1 million paid in any taxable year to its Chief Executive Officer or to any one of its four other most highly compensated executive officers. Compensation that qualifies as "performance-based compensation" within the meaning of Section 162(m) is exempted from the deduction limit. Awards under the PIP will qualify as "performance-based compensation" that is exempt from the deduction limit in Section 162(m). Awards under our annual Cash Bonus Incentive Plan will not qualify as "performance-based compensation." Even though the awards under the Cash Bonus Incentive Plan do not qualify under Section 162(m), we do not anticipate that compensation paid to any of the executive officers in 2007 will exceed the $1 million deduction limit.

Stock Ownership Guidelines. In 2006, the Corporate Governance Committee approved stock ownership guidelines for the following corporate officer positions: Chief Executive Officer - 30,000 shares; Chief Operating Officer - 10,000 shares; Senior Vice President - 7,500 shares; and Vice President - 5,000 shares. Each executive officer has five years from December 7, 2006 or his or her date of hire or promotion into the role, whichever is later, to meet these ownership requirements. The Committee believes that ownership in the Company’s common stock by executive officers demonstrates a commitment to the long-term profitability of the Company and aligns management’s interest with those of stockholders. The Corporate Governance Committee is responsible for the development, oversight and monitoring of executive officer stock ownership guidelines. All of the executive officers meet their applicable threshold guideline.

 Employment Agreements. The Company has entered into employment agreements with Schimkaitis, McMasters, Thompson and Zola and Mrs. Cooper. The Board of Directors, at the recommendation of the Compensation Committee, approved the form of the agreement and each executive officer’s terms at its December 7, 2006 meeting. These agreements provide for certain benefits if an executive officer has voluntarily or involuntarily terminated from the Company. In 2006, the Company engaged AON Consulting to provide an independent comparison and analysis of the terms and conditions of employment agreements for executive officers in similar positions at peer companies. Based upon this review, the Compensation Committee revised the employment agreements in 2006 including changes in the provisions relating to change in control, termination without cause and no change in control, and covenants upon termination.

Under each agreement, the respective executive officer is entitled to receive annually his or her base compensation, which may be increased or decreased from time to time, provided that any decreases may be permitted only on a good faith basis and with reasonable justification. Upon a change in control, the executive officer’s base compensation will be increased on an annual basis to an amount no less than his or her then-current base compensation multiplied by the increase in the preceding calendar year of the Consumer Price Index, but in no event can his or her base compensation be decreased.

In addition to base compensation, each employment agreement provides that the respective executive officer shall be entitled to participate in all bonus, incentive compensation and performance-based compensation plans; all profit-sharing, savings and retirement benefit plans; all insurance, medical, health and welfare plans; all vacation and other employee fringe benefit plans; and other similar policies, plans or arrangements of the Company; all on a basis that is commensurate with his or her position and no less favorable than those generally applicable or made available to other executives of the Company.

All of the employment agreements also include covenants effective during the course of employment and upon the termination of the agreement that protect the goodwill and other business interests of the Company, providing for compliance in regards to confidentiality of information; non-solicitation of employees; non-solicitation of third parties; non-competition; post-termination cooperation; and non-disparagement. The non-solicitation and non-competition covenants shall remain effective for one year following termination of employment, or if the respective named executive officer resigns for reasons related to certain acts of the Company after a change in control, for fifteen months thereafter. In the event that any of these covenants are violated, payments to the executive officer would not be reduced. The Company is, however, entitled to seek appropriate legal remedies.

Without Cause or Good Reason; Death. Effective January 1, 2007, as a result of executing new employment agreements, each of the named executive officers would receive severance benefits equal to one year of his or her base salary if the executive officer was terminated without “cause” or terminated his or her employment with “good reason” or in the event of death. Based upon a hypothetical termination date of December 31, 2006 under any one of these scenarios, severance benefits for our executive officers would have been as follows:

John R. Schimkaitis	$360,000
Michael P. McMasters	$246,000
Paul M. Barbas[1]	N/A
Stephen C. Thompson	$243,000
S. Robert Zola	$135,000
Beth W. Cooper	$130,000

1 Mr. Barbas was not employed with the Company at the end of 2006.

According to the employment agreements, “cause” will be deemed to exist where the individual has been convicted of a crime involving moral turpitude, has stolen from the Company, has violated his or her non-competition or confidentiality obligations, or, following a cure period, has been grossly negligent in the fulfillment of his or her responsibilities. “Good reason” generally will exist where an employee’s position or compensation has been decreased (other than as part of a company-wide compensation reduction) on a good faith basis.

Change in Control. Each agreement includes change in control provisions, which are designed to help retain the executive officers in the event of a change in control of the Company. In accordance with the agreements, a change in control is deemed to have occurred upon one of several events involving the acquisition of ownership of the stock of the Company, the replacement of a majority of the members of the Company’s Board of Directors, or the acquisition of significant assets from the Company.

Effective January 1, 2007, under the new agreements, as a result of a termination without “cause” or a resignation for reasons related to certain acts of the Company, in either case following a change in control, each of Messrs. Schimkaitis, McMasters, and Thompson is, subject to the limitations described below, entitled to severance payable in a single lump sum in cash based on the sum of the following amounts: (i) his then-current monthly base compensation, adjusted annually by the Consumer Price Index as described above, multiplied by thirty-six; (ii) the average of the cash and equity incentive awards paid to him over the prior three calendar years, multiplied by three; and (iii) a payment equal to the value of the benefits foregone over thirty-six months as a result of the termination, including the present value of additional Company contributions that would have been made to savings and deferred compensation plans over the period. As a result of a termination without cause or a resignation for reasons related to certain acts of the Company, in either case following a change in control, Mr. Zola and Mrs. Cooper are each, subject to the limitations described below, entitled to severance payable in a single lump sum in cash based on the sum of the following amounts: (i) his or her then-current monthly base compensation, multiplied by twenty-four; (ii) the average of the cash and equity incentive awards paid to him or her over the prior three years, multiplied by two; and (iii) a payment equal to the value of the benefits foregone over twenty-four months as a result of the termination, including the present value of additional Company contributions that would have been made to savings and deferred compensation plans over the period. In the event of a change in control, we also continue health and other insurance benefits for the remainder of the term of the contract and all unearned equity compensation is immediately earned. In addition, executive officers that are terminated without “cause” or who resign for “good reason” after a change in control are entitled to receive any benefits that they otherwise would have been entitled to receive under our qualified 401(k) Retirement Savings Plan and nonqualified 401(k) Supplemental Executive Retirement Plan, as of the date of termination, although these benefits are not increased. We believe that these levels of benefits are consistent with the general practices among our peers based on the study conducted by AON in 2006.

The total severance amount payable to an executive officer following a change in control is capped at one dollar less than the amount that would be subject to Internal Revenue Code Section 280G so that no excise tax would be levied on the executive officer nor would there be any loss of tax deductibility to the Company as a result of making the severance payment to the executive officer. If the severance as computed exceeds this limitation, the amount payable will be unilaterally reduced to the amount necessary to avoid exceeding the limitations under Internal Revenue Code Section 280G.

Based upon a hypothetical termination date of December 31, 2006, under the terms and conditions of the new employment agreements, estimated payments or benefits in connection with a change in control, using $30.65 the closing market price per share of our common stock on December 29, 2006, would have been as follows:

	John R. Schimkaitis	Michael P. McMasters	Stephen C. Thompson	S. Robert Zola	Beth W. Cooper
Base Salary - based upon severance multiple	$1,080,000	$738,000	$729,000	$270,000	$260,000
Annual Cash Bonus - based upon severance multiple[1]	$355,462	$204,681	$155,891	$157,032	$74,322
Equity Incentive Compensation - based upon severance multiple[2]	$668,173	$356,360	$257,826	$171,884	$-
Healthcare and other insurance benefits[3]	$34,461	$32,867	$32,749	$18,465	$17,933
Retirement Plan benefits[4]	$192,202	$107,815	$98,976	$39,323	$33,528
Unpaid Annual Cash Bonus[5]	$166,219	$84,133	$57,733	$9,888	$38,211
Unpaid Equity Incentive Compensation[6]	$205,968	$109,850	$68,656	$68,656	$68,656
Total	$2,702,485	$1,633,706	$1,400,831	$735,248	$492,650

[1] For each executive officer, the average of the cash bonuses earned under the Cash Bonus Incentive Plan for the fiscal years 2003-2005, multiplied by the respective severance multiple.
[2] For each executive officer, represents the average of the equity incentives earned under the PIP for the fiscal years 2003-2005, multiplied by the respective severance multiple.
[3] Based upon the expected health care cost per employee for 2007, as provided by the Company's administrator, as well as the term life insurance paid by the Company, and continued coverage for life, accidental death and dismemberment, and long-term disability insurance.

[4] Based upon the respective matching contribution levels forgone for each respective executive officer (based upon age and years of service) under the Company’s qualified 401(k) Retirement Savings Plan and nonqualified 401(k) Supplemental Executive Retirement Plan.

[5] For each executive officer, represents the 2006 cash bonus under the Cash Bonus Incentive Plan.
[6] For Messrs. Schimkaitis and McMasters, and Mrs. Cooper, these values represent the performance share amounts approved by the Compensation Committee on February 20, 2007 and the December 29, 2006 closing price of $30.65 per share. For Messrs. Thompson and Zola, the values represent 2,240 of the shares granted on January 3, 2006 for the performance period of January 1, 2006 to December 31, 2008, also valued at $30.65 per share. These shares would be immediately earned upon a change in control. The balance of shares associated with these awards would not be earned because of 2006’s performance.

Upon a change in control, each executive officer would also be entitled to receive the amounts credited to his or her deferred cash and stock unit accounts under the Deferred Compensation Program, in the form of a lump sum payment. Under the Supplemental Executive Retirement Plan, each executive officer would likewise be entitled to a lump sum payment equal to the value in his or her account upon a change in control.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth information concerning the compensation earned for the fiscal year ended December 31, 2006 by the Chief Executive Officer, Chief Financial Officer, the three additional most highly compensated executive officers employed by the Company at year-end, and one former executive officer not employed by the Company at year-end but who would have been included had his employment continued through December 31, 2006 (collectively the “named executive officers”). In determining the individuals to be included in this table, we considered the roles and responsibilities, as well as total compensation (reduced by the change in pension value and nonqualified deferred compensation earnings), for all officers of the Company for the fiscal year ended December 31, 2006.

2006 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus[3] ($)	Stock Awards[4] ($)		Non-Equity Incentive Plan Compensation[5]($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[6,7] ($)	All Other Compensation[8] ($)	Total ($)
John R. Schimkaitis[1] President, Chief Executive Officer, and Director	2006	356,250	0	208,320	[4]	166,219	53,001	78,444	862,234
Michael P. McMasters Senior Vice President and Chief Financial Officer	2006	244,000	0	111,104	[4]	84,133	13,036	44,429	496,702
Paul M. Barbas[2] Former Executive Vice President and Chief Operating Officer	2006	217,500	0	0		0	0	51,562	269,062
Stephen C. Thompson Senior Vice President	2006	241,000	0	0		57,733	11,573	37,263	347,569
S. Robert Zola President of Sharp Energy, Inc.	2006	133,750	0	0		9,888	729	25,480	169,847
Beth W. Cooper Vice President, Treasurer and Corporate Secretary	2006	128,750	0	69,440	[4]	38,211	3,223	32,333	271,957

[1]	Mr. Schimkaitis received no additional compensation for serving as a director of the Company.

[2]	Mr. Barbas resigned from the Company on September 30, 2006 to pursue another employment opportunity.

[3]	No bonus was paid to a named executive officer except as part of a non-equity incentive plan.

[4]
The restricted stock awards are valued based upon the grant date fair value computed in accordance with FAS 123R based upon an estimated market price of $31.00 per share as of December 31, 2006, multiplied by the number of shares awarded to each executive officer by the Compensation Committee on February 20, 2007. These shares are granted under our PIP and are fully vested. A discussion of the assumptions used in calculating the values may be found in Note L to our 2006 audited financial statements in the Form 10-K on page 71.

The following number of shares of restricted stock were awarded to the named executive officers under our PIP based on performance results for the award period of January 1, 2006 to December 31, 2006: Mr. Schimkaitis - 6,720 shares; Mr. McMasters - 3,584 shares; and Mrs. Cooper - 2,240 shares. The shares may not be sold for a three-year period beginning March 1, 2007. During this three-year period, the holder is entitled to receive all dividends paid on the shares.

[5]	Payment for 2006 performance was made in March of 2007 under the Cash Bonus Incentive Plan.

[6]
The present value of the accrued pension benefits has been calculated using the same assumptions as for the FAS158 disclosures, including a 5.50% discount rate as of December 31, 2006. The present value increased for each of Messrs. Schimkaitis, McMasters and Thompson and Mrs. Cooper in the Pension Plan and for each of Messrs. Schimkaitis, McMasters, and Thompson in the Executive Excess Retirement Plan from December 31, 2005 to December 31, 2006 before changing the discount rate (previously 5.25%), since each person is one year closer to receiving the benefit. When the discount rate was increased to 5.50% as of December 31, 2006, all of the present values decreased. Depending on the age of the executive officer and the plan, the net change in the present value from 2005 to 2006 was generally a positive number. However, the net present value decreased slightly for Messrs. McMasters and Thompson in the Executive Excess Retirement Plan (which, unlike the Pension Plan, does not assume pre-retirement mortality).

[7]
Dividends on deferred stock units (which are settled on a one for one basis in shares of common stock) are the same as dividends paid on the Company’s outstanding shares of common stock. Compensation deferred under the nonqualified 401(k) Supplemental Executive Retirement Plan recognized the annual rates of return by fund shown on page 26. Accordingly, the above-market earnings for each named executive officer were as follows: Mr. Schimkaitis - $12,503; Mr. McMasters - $4,489; Mr. Thompson - $6,004; Mr. Zola - $729; and Mrs. Cooper - $2,664. The above-market earnings can vary based upon the dollars under investment, the fund mix, and the funds’ results.

[8]	The following table includes payments were made by the Company on behalf of the executive officers:

Name	Qualified and Nonqualified 401(k) Plan Matching Contributions ($)	Term Life Insurance Premiums ($)	Vehicle Allowance ($)
John R. Schimkaitis	58,800	1,860	17,784
Michael P. McMasters	23,100	1,815	19,514
Paul M. Barbas	35,100	1,395	15,067
Stephen C. Thompson	28,061	1,793	7,409
S. Robert Zola	14,599	995	9,886
Beth W. Cooper	16,928	958	14,447

Grants of Plan-Based Awards. The following table reflects, for each named executive officer, dollar amounts for annual cash incentive awards and the number of restricted stock awards established by the Compensation Committee on November 29, 2006, including the threshold (minimum amount payable for a certain level of performance), target (amount payable if the targets are reached), and maximum (maximum payout possible) award levels. The awards may be earned if certain performance targets are achieved for the award period of January 1, 2007 to December 31, 2007. These awards are granted under our Cash Bonus Incentive Plan and PIP, respectively, and to the extent earned, will be issued in February of 2008. The table also includes restricted stock awards established by the Compensation Committee for Messrs. Thompson and Zola, based upon the performance period of January 1, 2006 to December 31, 2008.

Grants of Plan-Based Awards
Name[1]	Grant Date[2]	Date of Compensation Committee Action[3]	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[4]			Estimated Future Payouts Under Equity Incentive Plan Awards[5,6]			Grant Date Fair Value of Stock Awards[7] ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold #	Target #	Maximum #
John R. Schimkaitis
	1/3/2007	11/29/2006	75,000	150,000	225,000				n/a
	1/3/2007	11/29/2006				2,400	9,600	10,800	$ 293,664
Michael P. McMasters
	1/3/2007	11/29/2006	38,400	76,800	115,200				n/a
	1/3/2007	11/29/2006				1,280	5,120	5,760	$ 156,621
Stephen C. Thompson
	1/3/2007	11/29/2006	31,625	63,250	94,875				n/a
	1/3/2006	11/30/2005				-	2,240	2,240	$ 68,544
	1/3/2007	11/29/2006				-	2,800	2,800	$ 85,652
	1/3/2007	11/29/2006				1,000	1,200	1,200	$ 36,708
S. Robert Zola[8]
	1/3/2007	11/29/2006	21,000	42,000	63,000				n/a
	1/3/2006	11/30/2005				-	2,240	2,240	$ 68,544
	1/3/2007	11/29/2006				-	2,240	2,240	$ 68,522
	1/3/2007	11/29/2006				800	960	960	$ 29,366
Beth W. Cooper
	1/3/2007	11/29/2006	19,375	38,750	58,125				n/a
	1/3/2007	11/29/2006				800	3,200	3,600	$ 97,888

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[1] Paul M. Barbas resigned from the Company on September 30, 2006 to pursue another employment opportunity; therefore, no award opportunity was established for Mr. Barbas for 2007 by the Compensation Committee.

[2] The Compensation Committee sets the award levels in November of the year preceding the performance period and sets the grant date as the first day of the performance period.
[3] The Compensation Committee established an award opportunity for 2007 for each of the executive officers on November 29, 2006, with a grant date of January 1, 2007. On the same date, the Compensation Committee also established an award opportunity for Messrs. Thompson and Zola for the performance period January 1, 2006 to December 31, 2008.

[4] These columns show the range of payouts targeted for 2007 performance under the Cash Bonus Incentive Plan as described under Annual Cash Bonus in the Compensation Discussion and Analysis. The 2007 bonus payments for 2006 performance are shown in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

[5] These columns show the range of payouts targeted for 2007 performance under the PIP as described under Equity-based Compensation in the Compensation Discussion and Analysis. The dollar amounts recognized by the Company for the 2006 performance awards that were earned are shown in the Summary Compensation Table in the Stock Awards column and their valuation assumptions are referenced in footnote 4 to that table.

[6] The Compensation Committee, on November 30, 2005, approved an award opportunity for Messrs. Thompson and Zola, to earn 2,240 shares of the Company's stock if certain return and income targets are met for the three-year period January 1, 2006 to December 31, 2008.

Also, on November 29, 2006, the Compensation Committee established award opportunities for Messrs. Thompson and Zola, where 30% of the award is based upon 2007 performance and 70% of the award is based upon the performance of their respective business units for the three-year period January 1, 2006 to December 31, 2008.

On or before September 30, 2007, each executive officer could elect to receive, at the end of the performance period, in lieu of the performance-based shares that he or she is entitled to earn, non-performance shares equal to 25% of the maximum number of his or her performance-based shares. The non-performance shares would be subject to restrictions on transfer or sale by the executive officer for, and (subject to certain exceptions) would be subject to forfeiture if the employment of the executive officer terminates, during the three-year period following the date of issuance.

[7]  Based on the average high and low prices of the Company's stock on the respective grant date, which because January 1 and January 2 were federal holidays, was valued as of the following business day. The average price on this day was $30.59. The grant date fair value has been calculated in accordance with FAS 123R. A discussion of the assumptions used in calculating the values may be found in Note L to our 2006 audited financial statements in the Form 10-K on page 71.

8 In addition to the award established pursuant to the Cash Bonus Incentive Plan, Mr. Zola is entitled to receive 10% of Earnings Before Interest and Taxes after exceeding the upper Earnings Before Interest and Taxes target as determined by the Compensation Committee.

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Outstanding Equity Awards. The following table shows outstanding equity awards for each named executive officer at December 31, 2006. These awards are described under Equity-based Compensation in the Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End 2006
	Stock Awards[1,2]
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[4] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
John R. Schimkaitis	9,600	$294,240 [5]
Michael P. McMasters	5,120	$156,928 [5]
Paul M. Barbas[3]	N/A	N/A
Stephen C. Thompson	3,200	$98,080 [6]
S. Robert Zola	3,200	$98,080 [6]
Beth W. Cooper	800	$24,520 [5]

1 No awards have been transferred.

2 Stock awards are established by the Compensation Committee in November prior to the performance period, with a grant date as of the first day of the performance period, January 1.

3 Mr. Barbas was not employed by the Company at the end of 2006.

4 Except for Mrs. Cooper, the share amount shown represents the target award levels, as the prior year’s awards exceeded the threshold level. For Mrs. Cooper, as 2006 was the first year of participation, the share amount shown represents the threshold award level.

5 The market value represents the unearned shares multiplied by $30.65, the closing market price per share of the Company’s common stock on December 29, 2006. These shares were earned to the extent that certain performance targets were achieved for the award period of January 1, 2006 to December 31, 2006.

6 The market value represents the unearned shares multiplied by $30.65, the closing market price per share of the Company’s common stock on December 29, 2006. Messrs. Thompson and Zola may each earn 2,240 shares if certain performance targets are achieved for the performance period of January 1, 2006 to December 31, 2008. The remaining 960 shares were earned to the extent that certain performance targets were achieved for the performance period of January 1, 2006 to December 31, 2006.

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Stock Vested During 2006. The following table shows the shares of restricted stock that were issued to the named executive officers in 2006. The shares issued were based upon the attainment of certain performance targets in 2005 and in the case of Messrs. Thompson and Zola, 6,720 shares for each executive officer were based upon the attainment of certain performance targets for the three-year period January 1, 2003 to December 31, 2005.

Stock Vested During 2006
Name	Number of Shares Acquired during the most recent fiscal year upon the vesting of restricted stock (#)	Value Realized on Vesting[3] ($)
John R. Schimkaitis	8,400	$255,352 [4]
Michael P. McMasters[1]	4,480	$136,188 [4]
Paul M. Barbas	4,480	$136,188 [4]
Stephen C. Thompson	7,680	$233,464 [5]
S. Robert Zola[1]	7,680	$233,464 [5]
Beth W. Cooper[2]	0	$0

[1]
Messrs. McMasters and Zola did not receive the shares of restricted stock; instead, pursuant to a deferral election, the shares were credited to their deferred stock subaccount under the Deferred Compensation Program in the form of deferred stock units.

[2]	Mrs. Cooper was not a participant in the PIP during 2005.

[3]
The value realized represents the weighted average market price on February 23, 2006, the date the Compensation Committee approved the issuance of the shares associated with the awards. The price per share was $30.399.

[4]	The shares awarded and corresponding value realized, reflect shares received in February of 2006 by each named executive officer pursuant to the PIP for the 2005 performance period.

[5]
Of the total shares, 6,720 shares, and the corresponding value realized, reflect shares received in February of 2006 pursuant to the PIP for the three year period January 1, 2003 to December 31, 2005 by each named executive officer. The remaining 960 shares, and corresponding value realized reflect shares received in February of 2006 by each named executive officer pursuant to the PIP for the 2005 performance period.

Pension Plan. We maintain a tax-qualified defined benefit Pension Plan that was previously available to all eligible employees; however, as of December 31, 1998, no new participants were permitted to participate in the Pension Plan. The Pension Plan was also amended to allow all participants as of that date to make a one-time election to either (i) continue participation in the Pension Plan, or (ii) transfer their entire benefit under the Pension Plan to our existing qualified 401(k) Retirement Savings Plan with an increase in the rate of matching contributions by the Company. None of the named executive officers (excluding Messrs. Barbas and Zola who joined the Company after December 31, 1998) - Messrs. Schimkaitis, McMasters and Thompson, and Mrs. Cooper - elected to transfer their benefit and, accordingly, continued to participate in the Pension Plan. As of December 31, 1998, all benefits not paid out under the Plan were 100% vested.

Effective January 1, 1995, we adopted a nonqualified Executive Excess Retirement Plan to pay pension benefits that are earned, pursuant to the Pension Plan, but not payable due to limits imposed by the Internal Revenue Service. The Internal Revenue Code of 1986, as amended, generally limits the annual benefits that may be paid under the Pension Plan and limits the amount of annual compensation that may be taken into account in determining final average earnings as described on page 24 herein. Because the Pension Plan is now frozen, the annual benefits that may be paid and the limited amount of annual compensation that will be considered in connection with benefits provided to Messrs. Schimkaitis, McMasters, and Thompson are based on limitations for 2004 which are $165,000 and $205,000, respectively. Mrs. Cooper does not participate in the Executive Excess Retirement Plan. The liability and expense for this Plan is discussed in our Annual Report on Form 10-K for the year ended December 31, 2006.

Effective January 1, 2005, the Pension Plan and the Executive Excess Retirement Plan were each amended to (i) freeze any further benefit accruals after December 31, 2004, (ii) increase the years of credited service for each participant by the lesser of (a) two years or (b) such additional credited service as would increase the participant's years of credited service to 35, and (iii) fully vest any benefits not then vested. In addition, the Plans were further amended to provide for a lump sum distribution option under the Pension Plan, and to restrict lump sum distributions of benefits to amounts of $5,000 or lower under the Executive Excess Retirement Plan.

The following table sets forth the actuarial present value of each named executive officer’s total accumulated benefit under the Pension Plan and Executive Excess Retirement Plan. After giving effect to the freezing of the Plans effective January 1, 2005, the calculation of benefits under the Pension Plan will be based on average earnings for the highest five consecutive years of the ten years ending December 31, 2004. (Because the Pension Plan is now frozen, changes in participants' earnings after 2004 will not affect their Pension Plan benefits). Compensation (salary and cash bonus) for 2004 used to compute final average earnings was as follows: Mr. Schimkaitis - $439,470; Mr. McMasters - $293,565; Mr. Thompson - $273,815; and Mrs. Cooper - $116,342. The valuation methodology and material actuarial assumptions, including the interest rate and mortality table, used in the calculation of the present value of the benefits under these Plans as shown in the table are described in detail on page 65 under Employee Benefit Plans in our Annual Report on Form 10-K for the year ended December 31, 2006. Benefits from the Pension Plan are paid from the Pension Plan's trust, which is funded solely by the Company. The Executive Excess Retirement Plan is unfunded, but is required to be funded in the event of a change in control of the Company.

2006 Pension Benefits

Name	Plan Name	Number of Years Credited Service[1] (#)	Present Value of Accumulated Benefits ($)	Payments during the Last Fiscal Year ($)
John R. Schimkaitis	Pension Plan	23	653,759	0
	Executive Excess Retirement Plan	23	517,372	0
Michael P. McMasters	Pension Plan	25	359,731	0
	Executive Excess Retirement Plan	25	84,811	0
Stephen C. Thompson	Pension Plan	24	296,788	0
	Executive Excess Retirement Plan	24	65,105	0
Beth W. Cooper	Pension Plan	17	60,987	0

1 On January 1, 2005 each employee participating in the Pension Plan was credited an additional two years of service as described above. Since the Pension Plan is now frozen, service on or after January 1, 2005 will not affect the benefits available to any participants in the Pension Plan. Due to the additional two years of credited service, the monthly accrued benefit payable at normal retirement age from the Pension Plan increased as follows: Mr. Schimkaitis, $540.34; Mr. McMasters, $522.46; Mr. Thompson, $520.47; and Mrs. Cooper, $236.42. The monthly accrued benefits at normal retirement age under the Executive Excess Retirement Plan increased as follows: Mr. Schimkaitis, $489.77; Mr. McMasters, $129.63; and Mr. Thompson, $117.44.

Under the Pension Plan, participants are entitled to receive benefits based upon final average earnings and credited years of service. If a participant was employed with us for five years or more, his or her final average earnings is the average adjusted W-2 earnings for five calendar years of the preceding ten or fewer calendar years of employment that produce the highest average, prior to January 1, 2005. If a participant was employed with us for fewer than five years, his or her final average earnings is the average adjusted W-2 earnings (which excludes any form of equity compensation) for the years employed plus an amount for the partial year, which is calculated by multiplying the actual adjusted W-2 earnings by the number of months employed divided by twelve months. In accordance with the Plan, the accrued monthly benefit for Messrs. Schimkaitis, McMasters and Thompson, and Mrs. Cooper is determined by calculating one-twelfth of the annual amount of (i) plus (ii), multiplied by (iii):
(i)	1.3% of the final average earnings as described above (including elective contributions under qualified cash or deferred arrangements)

(ii)
0.625% of the final average earnings as described above (including elective contributions under qualified cash or deferred arrangements) in excess of Covered Compensation, as defined by the Internal Revenue Service

(iii)	Credited years of service (but not more than thirty-five years)

The normal retirement age at which a participant may receive all inclusive benefits under the Pension Plan is age 65, although each participant, including the executive officers, may elect to receive a reduced early retirement benefit upon termination of employment at or after attainment of age 55. A participant would receive, upon the election of the early retirement benefit, his or her normal retirement benefit reduced by one-fifteenth for each of the first five years by which the annuity start date precedes the normal retirement date, and one-thirtieth for each of the next five years by which the annuity start date precedes the normal retirement date. Mr. Schimkaitis is currently eligible to retire and receive early retirement benefits under the Pension Plan; however, he does not intend to exercise these benefits at this time. Messrs. McMasters and Thompson and Mrs. Cooper are not currently eligible for an early retirement benefit. If Mr. Schimkaitis had retired on December 31, 2006, his monthly early retirement pension payment would have been $3,951.22, compared to $6,078.80 that he would receive as his monthly normal retirement pension payment commencing at age 65.

Generally, benefits are paid in the form of a single life annuity in equal monthly installments if the participant is unmarried, or a joint and survivor annuity if the participant is married. Alternatively, a participant who is unmarried, or who is married and has elected to waive his or her joint and survivor annuity, may elect to receive benefits in any of the other following forms: i) a life annuity ceasing upon death; ii) an annuity for ten years certain and for life; or iii) a joint and survivor annuity payable for the life of the participant and continued upon his or her death for the life of his or her surviving beneficiary, with the beneficiary’s monthly benefit to be either 50%, 66-2/3%, or 100% (as elected by the participant) of the benefit paid or payable for each month for life. In addition, as discussed above, a participant in the Pension Plan may elect to receive his or her benefit in a lump sum, and a participant in the Executive Excess Retirement Plan may elect to receive his or her benefit in a lump sum if the distribution amount is $5,000 or less. Benefits under the Pension Plan are not subject to any deduction for Social Security or other offset amounts. The Pension Plan also includes provisions for benefits that the participant’s beneficiary or spouse would be entitled to in the event of death or disability.

Nonqualified Deferred Compensation. We maintain two programs that allow for the deferral of taxes on compensation. Messrs. Schimkaitis, McMasters and Zola and Mrs. Cooper participate in the Deferred Compensation Program. All of the named executive officers participate in the nonqualified 401(k) Supplemental Executive Retirement Plan. The following table reflects the aggregate balance of nonqualified deferred compensation for each executive officer.

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Nonqualified Deferred Compensation for the 2006 Fiscal Year
Name	Executive Contributions in 2006[1] ($)	Registrant Contributions in 2006[2,3] ($)	Aggregate Earnings in 2006[4,5] ($)	Aggregate Withdrawals / Distributions in 2006 ($)	Aggregate Balance at December 31, 2006 ($)
John R. Schimkaitis	$16,727	$32,991	$46,781	$0	$959,803
Paul M. Barbas	$6,304	$16,068	$2,797	$0	$76,734
Michael P. McMasters	$137,997	$3,249	$26,787	$0	$637,039
Stephen C. Thompson	$13,656	$4,596	$11,450	$0	$120,001
S. Robert Zola	$138,867	$1,519	$9,119	$0	$211,949
Beth W. Cooper	$14,800	$7,763	$4,349	$0	$41,029

[1]
Included in this column are 2005 executive contributions transferred from the Company’s qualified 401(k) Retirement Savings Plan into the nonqualified 401(k) Supplemental Executive Retirement Plan in 2006, due to the results of the Company’s 2005 annual discrimination testing of the qualified 401(k) Retirement Savings Plan. These amounts are as follows: Mr. Schimkaitis - $1,774; Mr. Barbas - $1,930; Mr. McMasters - $659; Mr. Thompson - $2,179; and Mrs. Cooper - $2,082.

[2]
The Registrant Contributions in 2006 column represents the Company’s matching contributions associated with the nonqualified 401(k) Supplemental Executive Retirement Plan. These dollars are included in the All Other Compensation column of the Summary Compensation Table.

[3]
Included in this column are 2006 Company contributions made to the nonqualified 401(k) Supplemental Executive Retirement Plan, equal to 2005 Company contributions made to the Company’s qualified 401(k) Retirement Savings Plan but which were forfeited based upon the results of the 2005 annual discrimination testing. These amounts are as follows: Mr. Schimkaitis - $1,172; Mr. Barbas - $3,377; Mr. McMasters - $44; and Mr. Thompson - $24.

[4]
The table below shows the funds available under the nonqualified 401(k) Supplemental Executive Retirement Plan and their annual rate of return for the calendar year ended December 31, 2006, as reported by the administrator of the 401(k) Supplemental Executive Retirement Plan.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
BlackRock Money Market	4.39%	Calvert Income	4.82%
Investment Co. of America	15.94%	American Century Small Cap Value	15.28%
EuroPacific Growth	21.87%	American Capital World Growth & Income	22.36%
Growth Fund of America	10.94%	T. Rowe Price Equity Income	18.56%
Federated Mid-Cap Index	9.85%	T. Rowe Price Mid Cap Value	19.67%
BlackRock Intermediate Government	3.58%	T. Rowe Price Retirement 2010	12.35%
BlackRock Total Return II	3.75%	T. Rowe Price Retirement 2020	14.02%
AIM Small Cap Growth	14.30%	T. Rowe Price Retirement 2030	15.60%
American Balanced	11.80%	T. Rowe Price Retirement 2040	15.61%
Fidelity Spartan US Equity Index	15.72%	T. Rowe Price Retirement Income	9.45%
Federated Kaufmann	14.57%

[5]
Dividends on deferred stock units in the Deferred Compensation Program are paid at the same rate as dividends on shares of the Company’s common stock. No annual bonus compensation under the Cash Bonus Incentive Plan has been deferred by the executive officers.

The Executive Contributions in 2006 column includes amounts that were also reported as “Restricted Stock Awards” or “LTIP Payouts” in the Summary Compensation Table in the 2006 Proxy Statement. Those amounts, as well as similar awards reported in the Summary Compensation Tables in prior years and matching contributions into the Company’s Supplemental Executive Retirement Plan previously reported in the Summary Compensation Tables in prior years under “All Other Compensation,” are included in the Aggregate Balance at December 31, 2006 and quantified below:

Name	Amount included in both Nonqualified Deferred Compensation Table and 2006 Summary Compensation Table ($)	Amount included in both Nonqualified Deferred Compensation Table and previously reported in Prior Years' Summary Compensation Tables ($)
John R. Schimkaitis	$24,150	$387,368
Paul M. Barbas	$15,125	$12,250
Michael P. McMasters	$144,522	$310,460
Stephen C. Thompson	$4,627	$23,350
S. Robert Zola	$136,192	$32,167
Beth W. Cooper	$0	$0

Deferred Compensation Program. Under the Deferred Compensation Program, participants may elect to defer any percentage of their performance-based and/or non-performance based (“nonforfeitable”) compensation. Performance-based shares are awarded pursuant to the Company’s PIP depending on the extent to which pre-established performance goals are met. Deferred performance-based shares, to the extent earned, and non-performance shares will be credited to the participant’s deferred stock account in the form of deferred stock units. The participant’s deferred stock unit account will increase on each date that a dividend is paid on the Company’s common stock. Dividends on deferred stock units (which are settled on a one for one basis in shares of common stock) are the same as dividends paid on the Company’s outstanding shares of common stock.

Also under the Deferred Compensation Program, a named executive officer may elect to defer any or all of his or her annual bonus compensation granted under the Cash Bonus Incentive Plan. Participants will receive earnings on deferred bonus compensation based on the selection of one or more indices previously selected by the Compensation Committee. The account will earn the applicable investment return(s) or loss(es) that it would have earned as if the dollars had actually been invested in the funds.

An executive officer may elect to receive the funds from his or her account upon separation from service. An executive officer may also elect to receive funds on a fixed future date, or the earlier or later of the separation from service or a fixed future date. With each election, an executive officer may request such funds to be paid in a lump sum, or five or ten annual installments. The amount of the initial installment shall be equal to the aggregate amount of all deferred accounts at the time such payment is to be made, divided by five or ten, as elected. Subsequent installments will be equal to the remaining account balances on the succeeding anniversary date divided by the outstanding number of installments. In the event of death, disability, change in control, or unforeseeable emergency, account balances may be paid on an accelerated basis according to the terms of the Program. Executive officers will be individually responsible for any tax obligations in connection with any distributions. Distributions of deferrals of annual bonus compensation will be paid in cash, while distributions of deferrals of performance and non-performance shares will be paid in common stock.

Nonqualified 401(k) Supplemental Executive Retirement Plan. Under the nonqualified 401(k) Supplemental Executive Retirement Plan, participants may elect to contribute a specified percentage of their compensation, or any amount that may have been returned as exceeding the maximum contribution permitted under the Company’s qualified 401(k) Retirement Savings Plan, to the nonqualified 401(k) Supplemental Executive Retirement Plan. Participants may allocate their contributions and the Company’s matching contributions on these deferral amounts to one or more investment funds that mirror the various investment funds available under the Company’s qualified 401(k) Retirement Savings Plan.

At the time a participant elects to defer compensation in the nonqualified 401(k) Supplemental Executive Retirement Plan, the participant makes a corresponding distribution election. A participant may elect to receive the funds from their account upon separation from service. If a participant elects this form of payment, he would not be entitled to receive any payments until six months after his or her date of separation unless the separation was a result of death or disability. A participant may also elect to receive funds on a fixed future date, or the earlier or later of the separation from service or a fixed future date. In all elections, a participant may request such funds to be paid in a lump sum, or five or ten annual installments. The amount of each installment, if elected, shall be equal to the value of the deferred amounts at the time each such payment is to be made, divided by the number of remaining installments.

REPORT OF THE COMPENSATION COMMITTEE ON
COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company. The Committee has, based on their review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

THE COMPENSATION COMMITTEE
Richard Bernstein (Chairman)
Joseph E. Moore
Calvert A. Morgan, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Richard Bernstein, Chairman, Joseph E. Moore, and Calvert A. Morgan, Jr. serve as members of the Compensation Committee of the Board of Directors. Each member of the Committee is solely independent of the Company as required by the NYSE listing standards. No member of the Committee, at any time, has been employed by the Company, or been a participant in a related party transaction with the Company.

There were no Compensation Committee interlocks or insider (employee) participation during 2006.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the number of shares of our common stock beneficially owned as of March 1, 2007 by each director, by each executive officer named in the Summary Compensation Table, as well as the number of shares beneficially owned by all of the directors and executive officers as a group. The table shows shares held in the qualified 401(k) Retirement Savings Plan, deferred stock units credited under the Deferred Compensation Program, and total shares beneficially owned by each individual, including the shares in the respective plans. There have been no shares of our common stock pledged as security by a director, executive officer, or all directors and executive officers as a group. The table also provides information for each other person known to us to beneficially own 5% or more of our common stock.

Beneficial Ownership as of March 1, 2007

Name of Beneficial Owner	Qualified 401(k) Retirement Savings Plan	Deferred Compensation Program[1]	Total Shares Owned Beneficially[2]	Percent of Class
Ralph J. Adkins	-	-	60,955	*
Paul M. Barbas[3]	1,303	-	7,854	*
Eugene H. Bayard	-	-	4,243	*
Richard Bernstein	-	-	31,829	*
Thomas J. Bresnan	-	-	3,750	*
Walter J. Coleman	-	-	7,400	*
Beth W. Cooper	3,978	2,240	7,282	*
Thomas P. Hill, Jr.	-	-	617	*
J. Peter Martin	-	-	6,300	*
Joseph E. Moore	-	-	5,582	*
Calvert A. Morgan, Jr.	-	-	8,550	*
John R. Schimkaitis	13,076	23,777	72,552	1.08%
Michael P. McMasters	7,678	22,719	33,152	*
Stephen C. Thompson	8,693	-	19,415	*
S. Robert Zola	1,449	5,736	9,833	*
Executive Officers and Directors as a Group	-	-	279,314	4.17%

*Less than 1 percent.

Name of Investment Advisor Dalton, Greiner, Hartman, Maher & Co. LLC[4] 565 Fifth Avenue, Suite 2101 New York, NY 10017	-	-	462,119

[1]
The Deferred Compensation Program enables non-employee directors to defer all or a portion of their meeting fees and annual retainers on a pre-tax basis. The named executive officers can also defer cash bonuses and stock awards on a pre-tax basis under this Program. See the descriptions of this Program beginning on pages 9 and 27.

[2]
Unless otherwise indicated in a footnote, each director or executive officer possesses sole voting and sole investment power with respect to his or her shares shown in the table. No director or executive officer owns more than 1.08 percent of the outstanding common stock of the Company. All directors and executive officers as a group own 4.17 percent of the Company’s outstanding shares.

[3]	Mr. Barbas resigned from the Company on September 30, 2006 to pursue another employment opportunity.

[4]
According to their report on Schedule 13G, as of February 9, 2007, Dalton, Greiner, Hartman, Maher & Co. LLC (“DGHM”) were deemed to beneficially own 462,119 shares, or 7.01%, of our common stock. Under the ownership reporting rules of the Securities Exchange Act of 1934, an entity is deemed to beneficially own shares if it has the power to vote or dispose of the shares even if it has no economic interest in the shares. According to the Schedule 13G, DGHM had sole power to vote 450,419 shares, no power to vote 11,700 shares, and sole power to dispose of 462,119 shares. DGHM has provided a Schedule 13G to us in which it certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plans. The following table sets forth the remaining number of shares authorized for issuance under the equity compensation plans of the Company as of December 31, 2006 which were approved by the stockholders:

Equity Compensation Plans Approved by Stockholders	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
2005 Performance Incentive Plan	400,000
2005 Directors Stock Compensation Plan	63,300
2005 Employee Stock Aware Plan	24,650
Total	487,950

There are no equity plans that were not previously approved by the Company’s stockholders.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors hereby provides the following report with respect to the Company's audited financial statements for the year ended December 31, 2006.

The Audit Committee has reviewed and discussed the Company's audited financial statements with the management of the Company. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, which includes, among other items, matters related to the conduct of the audit of the Company's financial statements. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 concerning the independence of PricewaterhouseCoopers LLP, and has discussed with PricewaterhouseCoopers LLP its independence. Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

The information contained in this Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference.

THE AUDIT COMMITTEE
Thomas J. Bresnan (Chairman)
Walter J. Coleman
Thomas P. Hill, Jr.
J. Peter Martin

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FEES AND SERVICES OF PRICEWATERHOUSECOOPERS LLP

Audit Fees. The aggregate fees billed to the Company and its subsidiaries by PricewaterhouseCoopers LLP totaled $739,492 in 2006 and $626,736 in 2005. Of the total audit fees, $680,466 and $625,236 related to professional services rendered by PricewaterhouseCoopers LLP in 2006 and 2005, respectively, in conjunction with the audit of the Company's financial statements included in its Form 10-K; the reviews of the financial statements included in it Forms 10-Q; and the audit of internal control over financial reporting. The remaining $59,026 of fees billed in 2006 related to services performed in conjunction with the accountants’ consents and comfort letters associated with the shelf registration statement filed in July of 2006 and the prospectus supplement filed in November of 2006 for the Company’s $20 million equity offering. The remaining $1,500 of fees billed in 2005 related to services performed in conjunction with the registration of the Company's Performance Incentive Plan, Directors Stock Compensation Plan, and Employee Stock Award Plan, upon receipt of stockholder approval in 2005, with the SEC.

Audit-Related Fees. The Company did not engage PricewaterhouseCoopers LLP to provide any audit-related services in 2006 or 2005.

Tax Fees. The aggregate fees billed to the Company and its subsidiaries by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning totaled $66,553 in 2006 for assistance in the preparation of the Company’s federal and state tax returns and $53,475 in 2005 (consisting of $52,250 for assistance in the preparation of the Company's federal and state tax returns and $1,225 for tax consulting services).

All Other Fees. The Company did not engage PricewaterhouseCoopers LLP to provide any services in 2006 or 2005 other then those identified above.

Audit Committee's Pre-Approval Policies and Procedures. Under the policy adopted by the Audit Committee, all audit and non-audit services provided to the Company by its independent auditors must be approved in advance by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee (and may delegate authority to any other member of the Audit Committee) authority to pre-approve up to $40,000 in audit and non-audit services, which authority may be exercised when the Audit Committee is not in session. Any approvals granted pursuant to delegated authority must be reported to the Audit Committee at the next regularly scheduled meeting.

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be considered for inclusion in our Proxy Statement for the Annual Meeting to be held in 2008, stockholder proposals must be submitted in writing and received at our principal executive offices on or before November 29, 2007. Written proposals should be directed to the following: Corporate Secretary, Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904.

Under the Company's bylaws, a stockholder wishing to bring an item of business before an annual meeting of stockholders must provide timely notice in writing to the Corporate Secretary of the Company. To be timely, the stockholder's notice must be received by the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the date of the applicable meeting (unless less than 75 days' notice or prior public disclosure of the date of the meeting is given or made, in which case a notice will be timely if received no later than the close of business on the 15th day following the day on which such notice or public disclosure is given). In addition, with respect to stockholder proposals for director nominees, please see the additional requirements set forth under NOMINATION OF DIRECTORS on page 6 herein.

HOUSEHOLDING RULES

Under these SEC rules, brokers and banks that hold stock for the account of their customers are permitted to deliver single copies of proxy statements and annual reports to two or more stockholders that share the same address, if the stockholders at the address have the same last name or the broker or bank reasonably believes that the stockholders are members of the same family. If a stockholder who holds shares through a broker or bank, received from the broker or bank, a notice stating that the broker or bank intends to send only one copy of such material to the stockholder's household, and none of the members of the household objected, they are deemed to have consented to this arrangement. A stockholder who, in accordance with these rules, received only a single copy of this Proxy Statement or the 2006 Annual Report and would like to receive a separate copy of these materials, or separate copies of future proxy statements and annual reports, should submit a written or oral request to the following: Chesapeake Utilities Corporation, Investor Relations Administrator, 909 Silver Lake Boulevard, Dover, Delaware 19904 or (888) 742-5275.

Stockholders sharing the same address who hold shares through a broker or bank and who are receiving multiple copies of the Company's proxy statements and annual reports may request a single copy by contacting their broker or bank.

ANNUAL REPORT TO SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY' S ANNUAL REPORT ON FORM 10-K FOR THE COMPANY'S FISCAL YEAR ENDED DECEMBER 31, 2006, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a -1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. WRITTEN REQUESTS SHOULD BE DIRECTED TO THE FOLLOWING: CORPORATE SECRETARY, CHESAPEAKE UTILITIES CORPORATION, 909 SILVER LAKE BOULEVARD, DOVER, DELAWARE 19904.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each of the Company's directors and executive officers, and any beneficial owner of more than 10% of the Company's common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Company's common stock. Such persons also are required by SEC regulations to furnish the Company with copies of such reports. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and on the written representations made by such persons that no other reports were required, the Company believes that during the year ended December 31, 2006 all directors and executive officers filed on a timely basis the reports required by Section 16(a), other than the filings reported in the Company’s 2006 Proxy Statement, and the Form 4 report filed on behalf of Mr. Bernstein. Earlier this month, a limited liability company of which Mr. Bernstein has investment authority, purchased shares of the Company’s common stock. The Company is not aware of any person or entity that beneficially owns more than 10% of its common stock.

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OTHER MATTERS

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If, however, any other business properly comes up for action at the Annual Meeting or any adjournment thereof, it is intended that the persons acting under the Proxies in the form enclosed will vote in regard to the matter according to their discretion.

 By Order of the Board of Directors,

/s/ Beth W. Cooper
Beth W. Cooper
Corporate Secretary

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Appendix A

[Chesapeake Utilities Corporation Logo]
CORPORATE GOVERNANCE GUIDELINES ON DIRECTOR INDEPENDENCE
Adopted December 7, 2006

It is the policy of the Board of Directors that a majority of directors be “independent” as that term is defined by the Listing Standards of the New York Stock Exchange (“NYSE”). In order to qualify as “independent” under the NYSE Listing Standards:

(i)  the Board of Directors must affirmatively determine that a director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the listed company), other than being a director of the Company; and

(ii) neither the director, nor any member of the director’s immediate family (as defined below), may have any of the disqualifying relationships set forth in Section 303A.02(b) of the NYSE Listed Company Manual.

In accordance with the NYSE Listing Standards, material relationships can include, but are not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. Where a director has such a relationship, or the company employing the director has such a relationship, with Chesapeake or any of its subsidiaries, the Board of Directors has adopted for purposes of the application of clause (i) above the following categorical standards to determine whether the director’s relationship with the listed company is “material”:

•
Commercial Relationships. A director of Chesapeake who is associated with another company that has a commercial relationship with Chesapeake or any of its subsidiaries will not be deemed to have a material relationship with Chesapeake unless:

(i) the director is an executive officer of the other company or the director, alone or in combination with members of the director’s immediate family, owns in excess of a 10% equity interest in the other company; and

(ii) either:

a.
total sales to (other than sales in the ordinary course of business at published rates), or purchases from, the other company by Chesapeake and its subsidiaries in any of the other company’s last three fiscal years exceeded (i) 3% of such other company’s consolidated revenues, if the other company’s consolidated revenues were less than $20 million, or (ii) the greater of (x) $600,000 and (y) 2% of the other company’s consolidated revenues, if the entity’s consolidated revenues were equal to or greater than $20 million; or

b.	any of the commercial transactions between the other company and Chesapeake or any of its subsidiaries within the preceding three fiscal years were not entered into on an arm’s length basis.

A-1

•
Banking Relationships. A director of Chesapeake who is associated with a bank or other financial institution that provides loans or other financial services to Chesapeake or any of its subsidiaries will not be deemed to have a material relationship with Chesapeake unless:

(i) the director is an executive officer of the bank or other financial institution or the director, alone or in combination with members of the director’s immediate family, owns in excess of a 10% equity interest in the bank or other financial institution; and

(ii) either:

a.
the average outstanding balance on loans from the bank or other financial institution to Chesapeake and its subsidiaries in any of the bank’s or other financial institution’s last three fiscal years exceeded 3% of the outstanding loans of the bank or other financial institution as of the end of that fiscal year; or

b.
total payments by Chesapeake and its subsidiaries to the bank or other financial institution for services in any of the bank’s or other financial institution’s last three fiscal years exceeded (i) 3% of the bank’s or other financial institution’s consolidated revenues, if its consolidated revenues were less than $20 million, or (ii) the greater of (x) $600,000 and (y) 2% of the bank’s or other financial institution’s consolidated revenues, if its consolidated revenues were equal to or greater than $20 million.

•
Legal Relationships. A director of Chesapeake who is an attorney will not be deemed independent if, in any of Chesapeake’s preceding three fiscal years, Chesapeake and its subsidiaries made aggregate payments for legal services to that attorney, or to any law firm of which that attorney was a partner or of counsel, in excess of $100,000.

•
Charitable Relationship. If a director of Chesapeake or a member of the director’s immediate family is a director, officer, trustee or employee of a foundation, college or university or other not-for-profit organization, the director will not be deemed independent if, in any of Chesapeake’s preceding three fiscal years, Chesapeake and its subsidiaries made aggregate charitable contributions to that entity in excess of the lesser of (i) $25,000 and (ii) 2% of such entity’s total receipts, unless the contribution was approved in advance by the Board of Directors, but in no event will the director be deemed independent if the aggregate charitable contributions to that entity by Chesapeake’s and its subsidiaries in any of the three preceding fiscal years exceeded $50,000.

For purposes of these Guidelines, the terms:

"Immediate family member" means spouse, parent, stepparent, child, stepchild, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any person (other than a tenant or employee) sharing the household of any director, or nominee for director. This excludes any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

A-2

March 29, 2007
Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Chesapeake Utilities Corporation to be held at 9:00 a.m. on May 2, 2007, in the Board Room, PNC Bank, Delaware, 222 Delaware Avenue, Wilmington, Delaware. Your Board of Directors looks forward to greeting personally those stockholders able to attend. The Corporate Secretary’s formal Notice of Annual Meeting of Stockholders and the Proxy Statement appear on the enclosed pages and describe the matters that will be submitted to a vote of stockholders at the meeting.

Whether or not you plan to attend, it is important that your shares be represented at the meeting. Accordingly, you are requested to promptly sign, date and mail the attached proxy in the envelope provided.

Thank you for your consideration and continued support.

Sincerely,

                                                                                       /s/ Ralph J. Adkins
RALPH J. ADKINS
Chairman of the Board

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

[Chesapeake Utilities Corporation Logo]

Proxy - Chesapeake Utilities Corporation

909 SILVER LAKE BOULEVARD
DOVER, DELAWARE 19904

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 2, 2007 IN THE BOARD ROOM
PNC BANK, DELAWARE
222 DELAWARE AVENUE
WILMINGTON, DELAWARE 19899

The undersigned stockholder hereby appoints Ralph J. Adkins and John R. Schimkaitis and each one of them, with power of substitution and revocation, the attorneys of the undersigned to vote all shares in the name of the undersigned on all matters set forth in the proxy statement and such other matters as may properly come before the Annual Meeting and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[Chesapeake Utilities Corporation Logo]

Electronic Voting Instructions
You van vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy card, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR

Proxies submitted by the Internet of telephone must be received by 12:00 a.m., Eastern Standard Time, on May 2, 2007.

Vote by Internet
- Log on to the Internet and go to www.investorvote.com
- Follow the steps outlined on the secured website.

Vote by telephone
- Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
- Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in      [X]
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

A - Proposals -- The Board of Directors recommends a vote FOR all of the nominees listed and FOR Proposal 2.

1. Election of Directors.

		For	Withhold
01	Ralph J. Adkins	[ ]	[ ]
02	Richard Bernstein	[ ]	[ ]
03	J. Peter Martin	[ ]	[ ]

2. Ratification of the selection of Beard Miller Company LLP as the Company's independent auditors.

For	Against	Abstain
[ ]	[ ]	[ ]

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

B - Non-Voting Items
Change of address -- Please print new address below.

C - Authorized Signatures - This section must be completed for your vote to be counted. -- Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title as such.
Date (mm/dd/yyyy) -- Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.